As filed with the Securities and Exchange Commission on November 25, 2002

	                                 Registration No. 333 -

                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON,D.C. 20549


                               FORM SB-2
                         REGISTRATION STATEMENT
                                 Under
                       THE SECURITIES ACT OF 1933

                            CAMBEX CORPORATION
                 (Name of small business issuer in its charter)

Massachusetts                    3572                    04-2442959
(State or jurisdiction     (Primary Standard         (I.R.S.Employer
 of incorporation or        Classification	    Identification No.)
 organization)              Code Number)

                             Cambex Corporation
                     360 Second Avenue, Waltham, MA  02451
                              (781) 890-6000
          (Address and telephone number of principal executive offices and principal place of business)
                         --------------------------------
                                Joseph F. Kruy
               Chairman of the Board, President and Chief Executive Officer
                               Cambex Corporation
                      360 Second Avenue, Waltham, MA  02451
                                 (781) 890-6000
                  (Name, address and telephone number of agent for service)



Approximate date of commencement of proposed sale to public: from time to time after the effective date of this Registration Statement.

	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

	If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

	If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class  Amount    Proposed maximum  Proposed maximum  Amount of
of securities        to be     offering price       aggregate    registration
to be registered    registered   per share       offering price      fee


Common Stock,
$0.10 par value(1)    1,976,640       (1)       $4,151,495.26(1)  $381.94


(1)	These shares to be registered may be offered for sale and sold from time to time during the period the registration statement remains effective, by or for the accounts of SovCap Equity Partners, Ltd., Correllus International Ltd. and Arab Commerce Bank Ltd. These shares include: (a) a total of up to 1,525,939 issuable to SovCap Equity Partners, Ltd. upon conversion of Series B Convertible Preferred stock; a total of up to 42,735 issuable to Arab Commerce Bank Ltd. upon conversion of series 1 bridge financing notes issued to them under the series 1 bridge note purchase agreement described in this registration statement; (c) a total of up to 107,966 shares issuable to Arab Commerce Bank Ltd. upon exercise of repricing warrants attached to the series 1 bridge note financings; and (d) a total of up to 300,000 shares issuable to SovCap Equity Partners, Ltd., Correllus International Ltd. and Arab Commerce Bank Ltd. upon exercise of the common stock purchase warrants issued to them under the series 1 bridge note purchase agreement. The total original principal amount of the series 1 bridge financing notes was $2 million. Since their respective maturity dates, these bridge notes bore interest at the rate of 12% per annum and Cambex is obligated to pay these lenders a premium ranging from 15% to 25% of the original principal amount of the bridge notes. The conversion price for the remaining $150,000 of the original principal borrowed is $6.0875 per share. The exercise price of the attached repricing warrants is $0.10 per share.
The exercise price of the common stock purchase warrants issued to SovCap Equity Partners, Ltd., Correllus International Ltd. and Arab Commerce Bank Ltd. is $4.19 per share for warrants exercisable for 262,500 shares. The exercise price for the remaining common stock purchase warrants is $7.01 per shares for warrants exercisable for 37,500 shares. Common stock purchase warrants issued to SovCap Equity Partners, Ltd., Correllus International Ltd. and Arab Commerce Bank Ltd. exercisable for 262,500 shares may be exercised until January 18, 2005 and the remaining warrants exercisable for 37,500 shares may be exercised until February 9, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2002

PROSPECTUS

                                CAMBEX CORPORATION

                                   Common Stock


                                 1,976,640 Shares


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

All of the shares of common stock being sold are offered by the selling securityholders identified on pages 57 through 58 of this prospectus. The shares of common stock that may be sold constitute up to 10.8% of the issued and outstanding common stock of Cambex as of November 21, 2002. We will not receive any proceeds from the sale of the shares of common stock by the selling securityholders. However, we will receive the sale price of any common stock upon the exercise for cash of the warrants exercisable for shares of common stock held by selling securityholders. We will pay the costs of registering the shares under this prospectus, including legal fees.

Our common stock is listed on the OTC Bulletin Board under the trading symbol "CBEX." The last reported sales price of our common stock on the OTC Bulletin Board on November 21, 2002 was $0.22 per share.

The selling securityholders may offer shares of our common stock on the OTC Bulletin Board in negotiated transactions or otherwise, or by a combination of these methods. The selling securityholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
_________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------

The date of this prospectus is November 25, 2002.

                                    TABLE OF CONTENTS
                                                          Page

SUMMARY INFORMATION                                        3
THE OFFERING                                               5
RISK FACTORS                                               9
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS         21
USE OF PROCEEDS                                           22
CAPITALIZATION                                            23
MARKET FOR OUR COMMON STOCK                               25
DIVIDEND POLICY                                           25
BUSINESS                                                  26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                       34
DIRECTORS AND EXECUTIVE OFFICERS                          38
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS      45
PRINCIPAL SHAREHOLDERS                                    48
DESCRIPTION OF SECURITIES                                 51
SERIES B  CONVERTIBLE PREFERRED STOCK                     54
SOVEREIGN BRIDGE FINANCING                                54
COMMON STOCK PURCHASE WARRANTS                            56
SELLING SECURITYHOLDERS                                   57
PLAN OF DISTRIBUTION                                      59
LEGAL MATTERS                                             60
EXPERTS                                                   60
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS               F-1

                              SUMMARY INFORMATION

To understand this offering fully, we encourage you to read this entire prospectus carefully, including our Consolidated Financial Statements and the Notes to our Consolidated Financial Statements appearing elsewhere in this prospectus.

This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as other sections in this prospectus, contain a discussion of some of the factors that could contribute to those differences.

                               Our Business

We are a designer and supplier of data storage products and solutions. Our products include memory for computing systems and fibre channel connectivity and storage products used to build storage area networks (SANs).

We design, manufacture, and market memory products that enhance the performance and reliability of computing systems and networking devices. We have been selling memory products to our customers since 1970. A processor's memory is used to hold temporary instructions and data needed to execute tasks. This enables the computer's CPU to access instructions and data quickly. After upgrading a processor's memory, the computer will process data faster, because it will need to access its slower secondary storage (i.e., the disk drive) less frequently. We provide memory upgrade solutions for all the major servers, workstations, and personal computers manufactured by IBM, Sun, Hewlett-Packard, and Dell. Adding additional memory is both application transparent and the most cost-effective solution for eliminating many system performance bottlenecks.

We began developing our current fibre channel SAN product business in 1997. SANs enhance and simplify the centralized management and sharing of data storage resources while providing improved availability, scalability, performance, and disaster recovery. SANs have been enabled by the emergence of fibre channel, a new generation of server to storage communications technology. We develop and offer fibre channel host bus adapters and hubs, high availability software, fibre channel disk storage arrays and management software for the deployment of SAN solutions. By reselling fibre channel hardware and software products from leading manufacturers, together with our internally developed products, we are able to offer customers a complete interoperable SAN solution.

Founded in 1968, we have more than 32 years experience in providing electronic data storage products and solutions. For more than 30 years we were a leading supplier of IBM compatible mainframe computer memory having supplied memory and related products for seven generations of IBM mainframe computers. In 1997, in order to diversify our revenue stream as the mainframe memory market collapsed in the mid-1990s, we entered the fibre channel connectivity and disk array business. In March 2002, we acquired Super PC Memory, Inc., a supplier of memory products for computing systems and networking devices. As a result of the acquisition, we have realigned most of our efforts to the memory business.

In order to successfully balance our business, meet our working capital requirements and return to profitable operations, we need to generate significant increases in revenues and gross profits. As of September 30, 2002, we had a working capital deficit of $5,815,000. We plan to achieve our longer term goals by expanding and improving our sales and marketing functions and increasing expenditures for research and development as needed so that we can broaden and enhance our product offerings.

Our executive offices are located at 360 Second Avenue, Waltham, Massachusetts 02451. We have field offices in Westminster, Colorado and Irvine, California. Our telephone number is (781) 890-6000. Our Web site is located at http://www.cambex.com. Information contained on our Web site is not a part of this prospectus.

                                   THE OFFERING

Common stock offered by SovCap Equity
Partners, Ltd. that it may obtain by conversion
of Series B Convertible Preferred stock           1,525,939 shares

Common stock offered by SovCap Equity
Partners, Ltd., Correllus International Ltd., and
Arab Commerce Bank Ltd. that they may obtain by
exercise of common stock purchase warrants          300,000 shares

Common stock offered by Arab Commerce Bank Ltd.
that it may obtain by conversion of a
series 1 bridge financing note                       42,735 shares

Common stock offered by Arab Commerce Bank Ltd.
that it may purchase by exercise of a repricing
warrant attached to the series 1 bridge
financing note                                      107,966 shares

Common stock outstanding:
      Prior to the issuance of shares issuable
      pursuant to securities held by selling
      securityholders identified in
      this prospectus                            18,320,351 shares

      After the issuance of shares issuable
      pursuant to the securities held by selling
      securityholders identified in
      this prospectus                            20,296,991 shares

Trading symbol for common stock                      CBEX

This prospectus covers a total of 1,976,640 shares of our common stock that may be sold by selling securityholders identified in this prospectus. The number of shares of our common stock subject to this prospectus represents 10.8% of our issued and outstanding common stock as of November 21, 2002. The number of shares subject to this prospectus represents 9.7% after the issuance of all currently unissued shares included in this prospectus.

                  Series B Convertible Preferred Stock

Pursuant to a Securities Exchange Agreement dated June 28, 2002, SovCap Equity Partners, Ltd. ("SovCap") exchanged $1,600,000 of the original principal amount of bridge financing notes along with accrued but unpaid interest, premiums and penalties for a total of 147,240 shares of Series B Convertible Preferred stock. The exchange price of the Series B Convertible Preferred stock was $17.10 per share.

As long as SovCap holds shares of the Series B Preferred stock they are entitled to receive cumulative, non-compounding cash dividends at the annual simple rate of 12% of the issue price of each share. The dividend accrues but is payable only (i) upon optional conversion, by SovCap, of the Series B Preferred shares into shares of our common stock, (ii) if we liquidate or merge or (iii) upon our redemption of the Series B Preferred stock for cash. Upon the occurrence of an optional conversion by SovCap, we have the option to pay any accrued or declared but unpaid dividends on the converted Series B Preferred stock, in shares of common stock rather than cash.

In the event of any liquidation, dissolution or winding up of Cambex, SovCap, if it is still a holder of the Series B Preferred stock, will be entitled to be paid, out of available funds and assets, and prior and in preference to any payment or distribution of any available funds and assets to any holders of common stock, an amount per share equal to the original issue price of the Series B Preferred stock plus any accrued but unpaid dividends.

Each share of Series B Preferred stock is convertible into the number of shares of common stock which results from dividing the issue price plus any accrued or declared but unpaid dividends, if the company so elects, outstanding at such time of conversion, by the conversion price for the Series B Preferred stock. The conversion price for the Series B Preferred stock is $1.65. Therefore, the 147,240 shares of Series B Preferred stock held by SovCap are convertible into up to a total of 1,525,939 shares of our common stock, excluding conversion of any unpaid dividends.

In addition to the Securities Exchange Agreement, which contains representations, warranties, covenants and other provisions typical to this type of transaction, we entered into a registration rights agreement with SovCap. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the Series B Preferred stock is convertible.

                     Sovereign Bridge Financing

We borrowed $2,000,000 in January and February 2000 in exchange for, among other things, our issuance of bridge financing notes that accrued interest at the rate of 8% per annum until their maturity in the third quarter of 2000. Since their maturity, the remaining bridge notes have accrued interest at the rate of 12% per annum. As of November 21, 2002, one bridge financing note, held by Arab Commerce Bank Ltd., in the original principal amount of $150,000 remained outstanding.

Pursuant to lending us $150,000, we entered into a series 1 bridge note purchase agreement with Arab Commerce Bank Ltd. under which we issued them the following:

      a series 1 bridge financing note that is convertible into up to a total of 42,735 shares of our common stock, which number includes shares issuable upon conversion of principal, accrued interest through December 31, 2003, premium amounts and penalties due under the note;

      a repricing warrant attached to the series 1 bridge financing note that may be exercisable for up to a total of 107,966 shares of our common stock; and

      a common stock purchase warrant that is exercisable for up to a total of 22,500 shares of our common stock.

The series 1 bridge financing note matured on September 6, 2000. Because the bridge note matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common stock issuable upon conversion of the bridge note and exercise of the repricing warrant and the common stock purchase warrant described above, we owe Arab Commerce Bank premiums and penalties totaling approximately $43,600 (in addition to the repayment of principal and interest).

Before the maturity date, the series 1 bridge note accrued interest at 8% per annum. Currently, since the maturity date, interest is accruing at a rate of 12% per annum until the note is converted into stock or paid in full. The number of shares of our common stock covered by the registration statement of which this prospectus is a part, assumes accrued interest on the bridge note through December 31, 2003. If the actual interest amount exceeds the calculated amount, we anticipate that we will pay the difference in cash.

In connection with the financing, attached to the series 1 bridge note is a repricing warrant. If, during the 90 days after the bridge note is converted into shares of our common stock (the "repricing period"), Arab Commerce Bank sells any shares it receives from conversion of the bridge note and fails to realize a gain of at least 20% above its conversion price of the bridge note, then Arab Commerce Bank may exercise the repricing warrant on the 91st day after conversion of the bridge note. If Arab Commerce Bank does not sell shares received upon conversion of the bridge note during the repricing period, then it may not exercise the repricing warrant regardless of market price of our common stock during the repricing period. If Arab Commerce Bank realizes less than a 20% gain on shares sold during the repricing period, the number of shares that it may acquire by exercise of the repricing warrant depends upon the number of shares sold and the market price of our common stock during the repricing period. If the average market price of our common stock during the repricing period is equal to or greater than the conversion price of the converted bridge note, then Arab Commerce Bank may not acquire any shares by exercising the repricing warrant. If the average market price of our common stock is less than the conversion price of the converted bridge note, then Arab Commerce Bank may exercise the repricing warrant for a number of shares of our common stock determined in accordance with a formula. The maximum number of shares of common stock for which the repricing warrant may be exercised is a total of 107,966 shares. The exercise price of the repricing warrant is $0.10 per share.

Two of our principal stockholders, Joseph F. Kruy, our Chairman, President and Chief Executive Officer, and CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, Mr. Kruy's son, guaranteed our obligations under the series 1 bridge financing note in the event that we fail to fulfill them. The obligations of Joseph Kruy and CyberFin under these guarantees are secured by their pledge of a total of 1,709,467 shares of our common stock that they own.

In addition to a series 1 bridge note purchase agreement, which contains representations, warranties, covenants and other provisions typical to this type of transaction, we entered into a registration rights agreement with Arab Commerce Bank. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the series 1 bridge financing notes are convertible and for which the repricing warrants and the common stock purchase warrants are exercisable.

                        Common Stock Purchase Warrants

In connection with bridge note financings in January and February 2000, we issued the lenders common stock purchase warrants exercisable for up to a total of 300,000 shares of our common stock.

SovCap Equity Partners, Ltd. was issued warrants exercisable for up to 240,000 shares of our common stock. The exercise price of SovCap's common stock purchase warrant for up to 225,000 shares is $4.19 per share and expires on January 18, 2005. The exercise price of SovCap's common stock purchase warrant for up to 15,000 shares is $7.01 per share and expires on February 9, 2005.

Correllus International Ltd. was issued warrants exercisable for up to 37,500 shares of our common stock. The exercise price of Correllus International's common stock purchase warrant is $4.19 per share and expires on January 18, 2005.

Arab Commerce Bank Ltd. was issued warrants exercisable for up to 22,500 shares of our common stock. The exercise price of Arab Commerce Bank's common stock purchase warrant for up to 15,000 shares is $7.01 per share and expires on February 9, 2005.

                                 RISK FACTORS

                         Risks Related to Our Business

We have a history that includes substantial operating losses and we are in an unfavorable financial position that makes an evaluation of our business difficult

    We incurred substantial operating losses in each of the seven years prior to the current fiscal year. At September 30, 2002, we had an accumulated deficit of approximately $27.4 million. At September 30, 2002 we had current assets totaling approximately $2.6 million. At that same date, we had current liabilities totaling approximately $8.5 million. If B.A. Associates, our revolving credit facility lender, or GE Capital Commercial Services, the lender providing a line of credit to our Super PC Memory subsidiary, choose to demand immediate payment of the amounts currently outstanding to them, we will be unable to satisfy these obligations. In order to continue as a going concern and compete effectively, we need to satisfy our short-term obligations, continue to invest in research and development, and increase our selling, general and administrative expenses as well as other expenses, which may not be possible if revenues and gross profits do not increase significantly. If revenues remain at current levels, it is unlikely we will be able to achieve profitability on a quarterly or annual basis.


We may need additional capital and additional financing may not be available. There is substantial doubt about our ability to continue as a going concern and if we are unable to continue as a going concern, you may lose some or all of your investment

    We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness may not be adequate to finance our operations for our current activities and foreseeable future. We have scaled back our operations as a result of our recurring losses and insufficient cash flow and working capital and will continue to do so if it is needed. Our inability to generate revenue and gross profit in significantly greater amounts raises substantial doubt about our ability to continue as a going concern and our ability to operate our business on a full-scale basis. Without additional capital, we may be unable to pay operating expenses, to satisfy current liabilities and other obligations, to fund expansion, to develop new products and services, to enhance existing products and services to respond to competitive pressures, or to acquire complementary businesses or technologies. There can be no assurance that we will ever generate the revenue or gross profits or be able to raise the capital necessary for us to continue as a going concern or to operate our business on a full-scale basis. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we will not be able to effectively execute our business plan and we may not be able to continue as a going concern. Our Financial Statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts and classification of liabilities that might result should we be unable to continue as a going concern. See Report of independent Accountants on Page F-2 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

We have limited recent operating history with respect to our memory products upon which you can evaluate our business and prospects

    Although we have been selling memory products since our inception, memory products have accounted for an insignificant percentage of our overall revenues since 1998. In the first quarter of 2002, we began to shift our product development, sales and marketing efforts towards the memory market with our acquisition of Super PC Memory, Inc. Because we have a limited recent operating history with respect to memory products offered by our Super PC Memory subsidiary, you must consider the risks and difficulties frequently encountered by companies developing a business such as ours in rapidly evolving markets. In addition, because of the intense competition in the memory market and the evolving nature of this market, achieving profitability may be extremely challenging.


The application of the "penny stock rules" could adversely affect the market price of our common stock

    On November 21, 2002, the last sales price of our common stock was $0.22. Because the trading price of our common stock is less than $5.00 per share and our common stock no longer trades on the Nasdaq National Market, our common stock comes within the definition of a "penny stock." The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).
For transactions covered by these rules, broker-dealers must satisfy certain additional administrative criteria in order to effectuate sales of our common stock, including disclosure of the broker-dealer's compensation received for such transaction, any compensation received by a person associated with the broker-dealer for this transaction and disclosing certain information to the investor in writing. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our securities and may affect your ability to resell our common stock. Among the requirements of transacting in penny stock is that broker-dealers effecting transactions in penny stock are required to deliver to the investors, a document containing specific information about penny stock, and to receive a manually signed and dated acknowledgement of receipt of such document from investors, prior to effecting such transactions. Such requirements may have the effect of making your investment in our common stock less liquid because the rules will decrease the number of potential investors and thereby reducing demand for our stock.


We have developed relationships with potential OEM, distribution channel and end user customers and a decision by any one of these potential customers not to purchase our products, or any cancellation or delay of orders that may be placed by any of these potential customers may have a significant and adverse affect on our net revenues

    Historically, a limited number of OEMs, distribution channel and end user customers have accounted for a significant majority of our total net revenues in each fiscal period. For example, sales to our top five customers accounted for approximately 74% percent of net revenues for the fiscal year ended December 31, 2001. We have established relationships with a small number of potential OEM, distribution channel and end user customers. If any one of these potential customers decides not to purchase our products or decides to purchase our products in quantities that are below our expectations, then our net revenues will be adversely affected. We have and expect to continue to experience substantial period-to-period fluctuations in future operating results because, among other factors, we depend to a significant extent upon revenues from a small number of customers.

    Our sales cycle typically involves a lengthy qualification cycle during which there is a need to expend significant resources in addressing customer specifications. Because of the length of the sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. The purchase of our products or of solutions that incorporate our products typically involves significant internal procedures associated with the evaluation, testing, implementation and acceptance of new technologies. This evaluation process frequently results in a lengthy sales process, typically ranging from three months to longer than a year, and subjects the sales cycle associated with the purchase of our products to a number of significant risks, including budgetary constraints and internal acceptance reviews. The length of our sales cycle also varies substantially from customer to customer.

    Because we anticipate that none of our potential customers will be, and none of our current customers are, contractually obligated to purchase any fixed amount of products from us in the future, they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. If any of our significant customers stop or delay purchases, our revenues and operating results would be adversely affected, which could cause our stock price to decline. We cannot be certain that we will retain our current OEM, distribution channel or end user customers or that we will be able to recruit additional or replacement customers. As is common in an emerging technology industry, agreements with OEMs and distribution channel customers are typically non-exclusive and often may be terminated by either party without cause. Moreover, many OEM and distribution channel customers carry competing product lines. If we were to suddenly lose one or more important OEM, distribution channel or end user customers or potential customers to a competitor, our business, operating results or financial condition could be materially adversely affected. Moreover, OEM customers could develop products internally that would replace our products. The resulting reduction in sales of our products to any OEM customers, in addition to the increased competition presented by these customers, could have a material adverse effect on our business, operating results or financial condition and could affect our ability to continue as a going concern.


The failure of OEM customers to keep pace with rapid technological change and to successfully develop and introduce new products could adversely affect our net revenues

    Our ability to generate increased revenues depends significantly upon the ability and willingness of OEM customers to develop and promote products on a timely basis that incorporate our technology. If OEM customers do not successfully develop and market the solutions that incorporate our products, then sales of our products to OEM customers will be adversely affected. The ability and willingness of OEM customers to develop and promote such products is based upon a number of factors beyond our control.


Delays in product development could adversely affect our market position or customer relationships

    We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competitive position. Prior delays have resulted from numerous factors, such as:

      changing product specifications;
      difficulties in hiring and retaining necessary personnel; difficulties in reallocating engineering resources and other resource limitations;
      lack of adequate capital to fund product development efforts; difficulties with independent contractors;
      changing market or competitive product requirements; unanticipated engineering complexity;
      undetected errors or failures in software and hardware; and delays in the acceptance or shipment of products by customers.


We expect the average selling prices and associated gross margins of our products to continue to decrease, which may reduce our revenues or gross profits

    The markets for memory, fibre channel connectivity and disk storage products have experienced erosion of average selling prices and gross margins due to a number of factors, including competitive pricing pressures and rapid technological change. The gross margins for our memory products is lower than the gross margins for our fibre channel connectivity and disk storage products. We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. Therefore, to maintain our gross margins, we must develop and introduce on a timely basis, new products and product enhancements and continually reduce our product costs. Our failure to do so would cause our revenue and gross margins to decline, which could materially adversely affect our operating results and cause the price of our common stock to decline.


If our business improves rapidly, our operations may be negatively impacted and we may be required to incur substantial costs to upgrade our infrastructure. We may need additional working capital financing and we may not be able to obtain such financing

    If our business expands rapidly, then a significant strain may be placed on our resources. Unless we manage such growth effectively, we may make mistakes in operating our business such as inaccurate sales forecasting, incorrect material planning or inaccurate financial reporting, which may result in unanticipated fluctuations in our operating results. Our management team has had limited experience managing rapidly growing companies on a public or private basis. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.


The loss of or failure to attract and retain key technical, sales and marketing and managerial personnel could adversely affect our business

    Our success depends to a significant degree upon the performance and continued service of engineers involved in the development of our memory and fibre channel technology and technical support of products and customers.
Our success also depends to a significant degree upon the continued contributions of our key management, sales and marketing and manufacturing personnel. Accordingly, our future success depends upon our ability to attract, train and retain such technical, sales and marketing and managerial personnel. Except for employment agreements with Joseph F. Kruy, our Chairman, President and Chief Executive Officer, Richard Schaefer, Executive Vice President of our Super PC Memory, Inc. subsidiary, and Simon Le, Executive Vice President of our Super PC Memory, Inc. subsidiary, we do not have employment agreements with any of these personnel. We do not maintain key person life insurance on any of our personnel. As we further develop our product line we will need to increase the number of sales and marketing personnel as well as technical staff members with experience in hardware and software development. We are currently seeking to hire additional skilled experienced sales personnel. Competition for such highly skilled employees in our industry is intense, and we cannot be certain that we will be successful in recruiting or retaining such personnel. Our employees may leave and subsequently compete against us. The loss of key employees could have a material adverse effect on our business, operating results or financial condition.

    We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Some of our employees have only recently joined us, and our desire is to expand our employee base significantly. If we are unable to identify, hire and integrate new employees in a timely and cost-effective manner, our operating results may suffer.


Insiders have and will continue to have substantial control over us and could delay or prevent a change in our corporate control, which may negatively affect your investment

    Prior to the issuance of any our common stock covered by this registration statement, our officers and directors control the vote of approximately 28.3% of the outstanding shares of our common stock prior to the exercise of any outstanding warrants or options or the issuance of shares issuable upon the conversion of Series A Preferred stock held by them. Following the issuance of all shares of our common stock issuable to SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd, and Correllus International, Ltd., our officers and directors would continue to control the vote of approximately 25.6% of the then outstanding shares of common stock. As a result, they may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors.

Because we rely on a limited number of third party suppliers and manufacturers, and failures by any of these third parties to provide key components or to manufacture and assemble products of sufficient quality and quantity could cause us to delay product shipments, which could result in delay or lost revenues or customer dissatisfaction

    SAE-Circuits Advanced Technology Division Inc. and APX Technology, Inc. fabricate our printed circuit boards, and various subcontractors, such as Stracon, Inc. and Circuit Technology, Inc., perform assembly of our memory and host bus adapters boards. We have no long-term contracts with SAE-Circuits Advanced Technology Division Inc., APX Technology, Inc., Stracon, Inc. or Circuit Technology, Inc. Also, key components that we use in our products may, from time to time, only be available from single sources with which we do not have long-term contracts. In particular, QLogic Corporation is currently the sole supplier of certain components in certain of our host bus adapters. The components we use for our products are based on an emerging technology and may not be available with the performance characteristics or in the quantities that we require. Accordingly, our major suppliers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. Moreover, any inability to supply products due to a lack of components or to redesign products to incorporate alternative components in a timely manner could materially adversely affect our business, operating results or financial condition. If any of our third-party manufacturers experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, then product shipments to our customers could be delayed, which would negatively impact our net revenues, competitive position and reputation.

    We have no long-term integrated circuit device supply contracts and are dependent on a small number of suppliers to supply integrated circuit devices, which represent approximately 90% of our component costs. Our dependence on a small number of suppliers and our limited number of long-term supply contracts expose us to several risks, including the inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Micron Semiconductor Electronics and Samsung Semiconductor currently supply a majority of the DRAM integrated circuit devices used in our DRAM memory products. A disruption in or termination of our supply relationship with any of these significant suppliers by natural disaster or otherwise, or our inability to develop relationships with new suppliers, if required, would cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with our customers, and would increase our costs and/or prices.

	Our business would be harmed if we fail to effectively manage the manufacture of our products. Because we place orders with our suppliers and manufacturers based on our forecasts of expected demand for our products, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity or adequate quantities of components to meet our customers' delivery requirements, or we may accumulate excess inventories.

    We may in the future need to find new suppliers and contract manufacturers in order to increase our volumes or to reduce our costs. We may not be able to find suppliers or contract manufacturers that meet our needs, and even if we do, qualifying a new contract manufacturer and commencing volume production is expensive and time consuming. If we are required or elect to change suppliers or contract manufacturers, we may lose revenues, and our customer relationships may suffer.


We may be unable to maintain a steady supply of components

	The electronics industry has experienced in the past, and may experience in the future, shortages in IC devices, including DRAM, and SRAM memory. We have experienced and may continue to experience delays in component deliveries and quality problems, which have caused and could in the future cause delays in product shipments. In addition, we have required and could in the future require the redesign of some of our products. In addition, industry capacity has, from time to time, become constrained such that some vendors, which supply components for our products have placed their customers, ourselves included, on allocation. This means that while we may have customer orders, we may not be able to obtain the materials that we need to fill those orders in a timely manner.


Our products are complex and may contain undetected hardware, firmware or software errors or may fail to achieve interoperability standards that could lead to an increase in our costs, reduce our net revenues, or damage our reputation

    In order to satisfy our customers, the solutions that we design require several different products to work together in a seamless fashion. Our solutions may fail to achieve various interoperability standards necessary to satisfy our customers. Moreover, products as complex as ours frequently contain undetected hardware, firmware or software errors when first introduced or as new versions are released. We have from time to time found errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. Failure to achieve interoperability among products or the occurrence of hardware, firmware or software errors in various products could adversely affect sales of our products, cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts, cause significant customer relations problems and could result in product returns and loss of revenue.


Steps taken to protect our intellectual property may not be adequate to protect our business, and if so, we may be unable to compete effectively

    We primarily rely on unpatented trade secrets to protect our proprietary rights. We seek to protect these secrets, in part, through confidentiality agreements with employees, consultants, and our customers and potential customers. If these agreements are breached, or if our trade secrets become known to, or are independently developed by competitors, we may not have adequate remedies for such breach. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain such technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States, or at all. Our failure to protect our intellectual property rights could have a material adverse effect on our business, operating results or financial condition.

We may become involved in costly and lengthy patent infringement or intellectual property litigation which could divert management attention, cause us to incur significant costs and prevent us from selling our products

    We may receive communications from third parties alleging infringement of patents or other intellectual property rights, and there is the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly and time-consuming litigation or cause product shipment delays that would adversely affect our business, financial condition or operating results. It is possible that holders of patents or other intellectual property rights may assert rights that apply broadly to our industry, and that such patent or other intellectual property rights, if valid, may apply to our products or technology. These or other claims may require us to stop using the challenged intellectual property or to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. Our business, operating results or financial condition could be materially adversely affected if we were to fail to obtain such royalty or licensing agreements in a timely manner or on reasonable terms.


Failure to comply with governmental regulations by our OEM customers or us could reduce our sales or require design modifications

    Our products are subject to U.S. Department of Commerce and Federal Communications Commission regulations as well as various standards established by various state, local and foreign authorities. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic foreign regulatory approvals or certificates, could materially harm our business by reducing our sales or requiring design modifications to our products or the products of OEM customers. U.S. export laws also prohibit the export of our products to a number of countries deemed by the United States to be hostile. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market than we or our customers are. The U.S. government may not approve future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised.


Our quarterly operating results are volatile and may cause our stock price to fluctuate and the price of our common stock could fall if quarterly results are lower than investor expectations and you may lose all or part of your investment

    Our revenues and operating results have varied on a quarterly basis in the past and are likely to vary significantly from quarter to quarter in the future. The variations in our revenues and operating results are due to a number of factors, many of which are outside of our control, including among others:

      Changes in our operating expenses;
      Our ability to develop and market new products;

      The ability of our contract manufacturers and suppliers to produce and supply our products in a timely manner;
      The market acceptance of our new memory and fibre channel products;
      The timing of the introduction or enhancement of products by us, OEM and distribution channel customers, and competitors;
      The level of product and price competition;
      Our ability to expand our relationship with OEMs, distribution channel and end user customers;
      Activities of and acquisitions by our competitors;
      Changes in technology, industry standards or consumer preferences; Changes in the mix of products sold, as our fibre channel connectivity products typically have higher margins than our memory and
	disk array products;
      Personnel changes;
      Changes in customer budgeting cycles and the timing of their purchase decisions; and
      General economic conditions.

    Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of investors. In this event, the price of our common stock will likely decline.

    We generally do not have a significant backlog of unfilled orders. As a result, our revenues in a given quarter depend substantially on orders booked in that quarter. A decrease in the number of orders we receive is likely to adversely and disproportionately affect our quarterly operating results. Our expense levels are partially based on our expectations of future sales. Therefore, our expenses may be disproportionately large as compared to sales in a quarter with reduced orders. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any shortfall in sales in relation to our quarterly expectations or any delay of customer orders would likely have an immediate and adverse impact on our business, quarterly operating results and financial condition.


                            Risks Related to Our Industry

Because a significant proportion of our revenues are generated from the sale of our memory products, our revenues will be limited if new memory technologies obsolete our products and we cannot develop memories with such new technologies in time, or we cannot develop memories for new processors

    New memory technologies are currently in development by our competitors that may obsolete and compete for market share with our current products if they are successfully developed and commercialized. Because these competing new technologies are likely to have support from technology companies with more significant resources than we have, they may limit our growth.


We are subject to the cyclical nature of the semiconductor industry and continued deterioration of the current cycle could adversely affect our business

	The semiconductor industry, including the memory markets in which we compete, is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns in the past and is currently experiencing a significant downturn that may get worse. Industry downturns are often connected with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The continuation or worsening of the current downturn in the industry and any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased demand for, and possible shortages of, components we use to manufacture and assemble our integrated circuits. Such shortages could have a material adverse effect on our business and operating results.


Our operating results may suffer because of increasing competition in the memory and fibre channel connectivity markets

    The market in which we compete is intensely competitive. As a result, we face a variety of significant challenges, including rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business, operating results and financial condition. We cannot be certain that we will be able to compete successfully against either current or potential competitors in the future.

    Many of our current and potential competitors have substantially greater financial, technical, marketing and distribution resources than we have. We face the threat of potential competition from new entrants into the memory market, including large technology companies that may develop or acquire differentiating technology and then apply their resources, including established distribution channels and brand recognition, to obtain significant market share. It is also possible that we will face increased competition due to mergers or consolidations of existing or potential competitors. Emerging companies attempting to obtain a share of the existing market act as potential competition as well.


We may not be able to maintain or improve our competitive position because of the intense competition in our industry

    We conduct business in an industry characterized by intense competition, rapid technological change, evolving industry standards, declining average sales prices and rapid product obsolescence. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers. As a result, our competitors are able to respond better to new or emerging technologies or standards and to changes in customer requirements. Our competitors are able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower price.

    We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features. In addition, some of our significant suppliers are also our competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. Competition may arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, our competitors may develop enhancements to or future generations of competitive products that may render our technology or products obsolete or uncompetitive.


In our industry, technology and other standards change rapidly, and we may be unable to keep pace with changes and could hinder our ability to compete effectively

    The market for our products is characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and enhancements. If we do not keep pace with these changes, we may lose market share to our competitors and fail to meet our financial and operational objectives. Because many of our products are designed to work with software produced by third parties, our operating results could be adversely affected if such third parties delay introduction of new versions of their software for which we have designed new products or if they make unanticipated modifications to such software. Our future success depends in a large part on our ability to enhance our existing products and to introduce new products on a timely basis to meet changes in customer preferences and evolving industry standards. We cannot be certain that we will be successful in designing, supplying and marketing new products or product enhancements that respond to such changes in a timely manner and achieve market acceptance. We also cannot be certain that we will be able to develop the underlying core technologies necessary to create new products and enhancements, or that we will be able to license the core technologies from third parties. Additionally, changes in technology and customer preferences could potentially render our current products uncompetitive or obsolete. If we are unable, for technological or other reasons, to develop new products or enhance existing products in a timely manner in response to technological and market changes, our business, operating results and financial condition would be materially adversely affected.

                  Risks Related to the Securities Markets

The issuance of shares to SovCap Equity Partners, Arab Commerce Bank, and others may cause significant dilution in the value of our common stock

    The issuance of shares of our common stock to SovCap Equity Partners and Arab Commerce Bank will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. As of November 21, 2002, we had 11,146,939 shares of common stock reserved for possible future issuances upon, among other things, the conversion of the series 1 bridge financing note held by Arab Commerce Bank and conversion of the Series B Preferred shares held by SovCap Equity Partners, the conversion of Series A Preferred shares, and the exercise of outstanding options and warrants.

    We may seek additional financing, which would result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Additional issuances of capital stock would result in a reduction of current shareholders' percentage interest in Cambex. If the exercise price of any outstanding options or warrants is lower than the price per share of common stock at the time of the exercise, then the price per share of common stock may decrease because the number of shares of common stock outstanding would increase without a corresponding increase in the dollar amount assigned to stockholders' equity.

    The addition of a substantial number of shares of common stock into the market, including those issuable upon conversion of the Series A Preferred shares, or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. Furthermore, future sales of shares of common stock issuable upon the exercise of outstanding options and warrants may have a depressive effect on the market price of the common stock, as these warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.


Sales of our common stock in the public market by the selling securityholders could cause our stock price to decline

    SovCap Equity Partners, Arab Commerce Bank, and Correllus International hold securities which may be exercisable for and convertible into approximately 9.7% of our outstanding capital stock at November 21, 2002. Sales of a substantial number of shares of our common stock could cause our stock price to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.


Our stock price is volatile and may drop unexpectedly, which could cause you to lose all or part of your investment

    The stock market in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. Changes in general economic conditions or developments in the data storage, technology, and personal computer and workstation markets that affect investor confidence could have a dramatic impact on the market price of our common stock. Also, changes in estimates of our earnings as well as any of the factors described in the "Risk Factors" section of this prospectus could have a significant impact on the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be a target of such litigation in the future. If we become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources and could seriously harm our business, financial condition and results of operations.


We may engage in future acquisitions that dilute our stockholders' equity and cause us to incur debt or assume contingent liabilities

    We may pursue acquisitions that could provide new technologies or products. Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, the incurrence of debt, or amortization expenses related to goodwill and other intangible assets.

      In addition, acquisitions involve numerous risks, including:

         difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;
         the diversion of management's attention from other business concerns;
         risks of entering markets in which we have no or limited prior experience; and the potential loss of key employees of the acquired company.

    In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, technologies or personnel that we acquire, our business, operating results or financial condition could be materially adversely affected.


If you invest in our common stock, you should not expect to receive a current return because we do not pay, and have no foreseeable plans to pay cash dividends on our common stock

	We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the growth and expansion of our business and for general corporate purposes.


                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make many statements in this prospectus under the captions "Summary Information," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, projections, objectives, expectations, assumptions, beliefs and intentions. In some cases you can identify these statements by the use of words such as "anticipate," "assume," "believe," "could," "estimates," "expect," "intend," "may," "plan," "project," "should" and other similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties. Our and our industry's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The forward-looking statements made in this prospectus relate only to events and assumptions as of the date on which the statements are made. Moreover, neither we or any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

                            USE OF PROCEEDS

We will not receive any of the proceeds from sales of common stock by any of the selling securityholders. However, we may receive the exercise price upon the exercise of warrants held by selling securityholders that pay the exercise price in cash. Depending on the market value of shares of our common stock, we may use the proceeds of the exercise of any such warrant for the repayment of debt and if not, then for working capital and other general corporate purposes.

                                   CAPITALIZATION

The following table shows our actual capitalization as of September 30, 2002 and our pro forma capitalization adjusted to reflect:

	the conversion of the series 1 bridge notes;

	the conversion of the Series B Preferred shares;

	exercise of all outstanding warrants being registered;

for the acquisition of an aggregate of 1,976,640 of shares common stock and the receipt by us of an aggregate $1,373,547 of proceeds.

You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and notes thereto.

    	                                              As of September 30, 2002
	                                                Actual	Pro forma

Stockholders' Equity:
      Preferred Stock, par value $1.00 per share;
      3,000,000 shares authorized;
      Series A - 98,223 shares issued
      and outstanding, actual; 98,233 shares issued
      and outstanding, pro forma                     $98,223        $98,223
      Series B - 147,240 shares issued
      and outstanding, actual; no shares issued
      and outstanding, pro forma                     147,240           -
      Common stock, $0.10 par value; 25,000,000
      shares authorized
      19,865,609 shares issued actual;
      21,842,249 shares issued pro forma           1,986,561      2,184,225
Capital in excess of par value                    20,498,545     21,821,668
Accumulated other comprehensive income               102,677        102,677
Retained earnings (deficit)                      (27,370,104)   (27,370,104)
Less Cost of 1,545,258 shares held in treasury      (888,971)      (888,971)

Total stockholders' equity                        ( 5,425,829)  ( 4,052,282)

Total capitalization                              ( 5,425,829)  ( 4,052,282)


The outstanding share information and amounts shown in the table above excludes the effect of the following:

    Up to 850,620 shares of common stock that are issuable upon the exercise of options that remain outstanding under our former 1987 Stock Option Plan and our former 1997 Combination Stock Option Plan and up to 1,500,000 shares of common stock issuable under our Year 2000 Equity Incentive Plan and up to 612,000 shares that are issuable to the members of our board of directors in lieu of cash compensation;

    Up to 982,230 shares of common stock issuable upon the conversion of Series A Preferred stock; and,

    Up to 5,961,103 shares of common stock issuable upon the exercise of warrants issued to the current and former holders of our Loan and Security Agreements and 10% Subordinated Convertible Promissory Notes.

                           MARKET FOR OUR COMMON STOCK

Our common stock is listed for quotation on the OTC Bulletin Board under the symbol "CBEX". However, the market for such shares is limited. No assurance can be given that a trading market for our common stock will be sustained. The following table sets forth the range of the high and low closing bid prices of our common stock during each of the calendar quarters identified below. These bid prices were obtained from The OTC Bulletin Board or from the National Quotation Bureau, Inc., and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. The transactions include inter-dealer transactions.
          	                                          High    Low

2000
	1st Quarter                                     9.25    3.00
	2nd Quarter                                     5.75    1.56
	3rd Quarter                                     2.96    1.50
	4th Quarter                                     1.62    0.62

2001
	1st Quarter                                     1.56    0.62
      2nd Quarter	                                    0.75    0.34
	3rd Quarter                                     0.37    0.20
	4th Quarter                                     1.01    0.16

2002  1st Quarter                                     0.80    0.45
      2nd Quarter                                     0.80    0.29
      3rd Quarter                                     0.42    0.17
      4th Quarter (through November 21, 2002)         0.30    0.13

The last reported sale price of our common stock on November 21, 2002 was $0.22 per share. On that date, there were approximately 523 holders of record of our common stock.

                                DIVIDEND POLICY

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that we will pay cash dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

The series 1 bridge note purchase agreement with Arab Commerce Bank provides that we may not pay dividends in cash or otherwise as long as the series 1 bridge note remains outstanding. With the consent of Arab Commerce Bank and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we may repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

                                      BUSINESS

                                  Summary of Business

A Massachusetts corporation formed in 1968, we are a designer and supplier of data storage products and solutions. Our products include memory for computing systems and fibre channel connectivity and storage products used to build storage area networks (SANs).

We design, manufacture, and market memory products that enhance the performance and reliability of computing systems and networking devices. We have been selling memory products to our customers since 1970. A processor's memory is used to hold temporary instructions and data needed to execute tasks. This enables the computer's CPU to access instructions and data quickly. After upgrading a processor's memory, the computer will process data faster, because it will need to access its slower secondary storage (i.e., the disk drive) less frequently. We provide memory upgrade solutions for most of the major servers, workstations, and personal computers manufactured by IBM, Sun, Hewlett-Packard, and Dell. Adding additional memory is both application transparent and the most cost-effective solution for eliminating many system performance bottlenecks.

We began developing our current fibre channel SAN product business in 1997. SANs enhance and simplify the centralized management and sharing of data storage resources while providing improved availability, scalability, performance, and disaster recovery. SANs have been enabled by the emergence of fibre channel, a new generation of server to storage communications technology. We develop and offer fibre channel host bus adapters and hubs, high availability software, fibre channel disk storage arrays and management software for the deployment of SAN solutions. By reselling fibre channel hardware and software products from leading manufacturers, together with our internally developed products, we are able to offer customers a complete interoperable SAN solution.

Founded in 1968, we have more than 32 years experience in providing electronic data storage products and solutions. For more than 30 years we were a supplier of IBM compatible mainframe computer memory having supplied memory and related products for seven generations of IBM mainframe computers. In 1997, in order to diversify our revenue stream as the mainframe memory market collapsed in the mid-1990s, we entered the fibre channel connectivity and disk array business. In March 2002, we acquired Super PC Memory, Inc., a supplier of memory products for computing systems and networking devices. As a result of the acquisition, we have realigned most of our efforts to the memory business.

In order to successfully balance our business, meet our working capital requirements and return to profitable operations, we need to generate significant increases in revenues and gross profits. As of September 30, 2002, we had a working capital deficit of $5,815,000. We plan to achieve our longer term goals by expanding and improving our sales and marketing functions and increasing expenditures for research and development as needed so that we can broaden and enhance our product offerings.

We sell our products domestically and internationally directly to end users and through OEM, systems integrator, and value added reseller (VAR) channels. We sell our memory products directly to end users and through VARs. Our SAN products are sold through OEM, systems integrator and VAR channels and to a limited extent directly to end users.

Our executive offices are located at 360 Second Avenue, Waltham, Massachusetts 02451. We have field offices in Westminster, Colorado and Irvine, California. Our telephone number is (781) 890-6000. Our Web site is located at http://www.cambex.com. Information contained on our Web site is not a part of this prospectus.


                                 Industry Background

In today's information-based economy, a company's information and databases are central to the value of the enterprise. The volume of business-critical data generated, processed, and stored has grown dramatically over the last decade. As a result, the ability to quickly access and manage large amounts of stored data is one of the most important challenges for organizations.

Memory

A computer typically accesses stored data from its own internal memory, internal hard disk drive, or external storage device such as a disk storage array or tape library. Memory provides the best performance, but is also the most expensive per storage unit (megabyte). Data retrieval from memory is more than 1000 times faster than retrieval from a disk drive. As CPU processing power is doubling every 18 months, data retrieval from disk storage is increasingly becoming a performance bottleneck. As a result, applications and users spend much of their time waiting for the retrieval of data resulting in lowered productivity. Recognizing the performance limitations of disk-based storage, the major server vendors have rearchitected their systems and processors to allow more data to be stored and accessed directly from memory. High-end servers from the major vendors (IBM, Sun Microsystems, Hewlett-Packard) now support more than 512 gigabytes of internal main memory. The need for fast data access, new servers with large memory capacities, and the decrease in memory prices is driving demand for memory upgrades.

Memory upgrades for high volume computing systems and devices are typically packaged as memory modules which conform to standards defining dimensions, capacity, performance, interface and pin-out. We offer a broad range of standard memory upgrades, including single in-line memory modules ("SIMMs"), dual in-line memory modules ("DIMMs") and small outline DIMMs ("SO DIMMs"). Memory modules are compact circuit board assemblies consisting of dynamic random access memory ("DRAM") chips, which constitute the main memory of a computer system.

Unlike memory for high volume computing systems, memory upgrades for high-end servers and mainframes typically involve proprietary designs. At the high-end, vendors focus on maximizing the performance, reliability, and diagnostic capabilities of the unique processor-to-memory architecture of their flagship products. This often results in proprietary memory module designs incorporating custom logic to support very high-speed memory bus protocols, error detection and correction, and self-test capabilities.

Memory upgrades for computing systems and networking devices are available from the original equipment manufacturer as well as from third party memory vendors. In addition to competing with each other, third party vendors primarily compete with the original equipment manufacturers by providing fully compatible memory at a much lower price.

Storage Area Networks

Large quantities of business critical data are typically stored on external disk storage arrays. These disk arrays are either directly attached to the computer server or are accessed through a network connection. Due to the significant volume of data being stored in today's business environment, traditional direct attached and network attached architectures often do not adequately support the requirements of data-intensive enterprises. In response to the demand for high-speed and high-reliability storage-to-server connectivity, the fibre channel interconnect protocol was developed in the early 1990s.

A storage area network is a network of servers and data storage devices interconnected via fibre channel at gigabit speeds. SANs provide an open, extensible platform for storage access in data intensive environments like those used for web hosting, online transaction processing and data warehousing. Equally important, SANs can be significantly less expensive to maintain and expand than traditional storage architectures because they enable shared, high-speed access to stored data as well as centralized management.

SANs use several basic components to make up the network, including the following:

	servers and workstations;
	fibre channel host bus adapters;
	fibre channel hubs and/or switches;
	disk and/or tape storage devices;
	copper or fiber optic cables; and
	management software.

All the components must work together to deliver a functional SAN environment.

Each server connects to a SAN through host bus adapters, which are printed circuit cards that fit in standard sockets on computer motherboards and enable high-speed data transfer. A host bus adapter connects the server to other devices in a SAN via cables. The cables connect the host bus adapter either directly to a fibre channel disk array or tape library or to a hub or a switch. Because fibre channel host bus adapter functions are regulated by software, each host bus adapter must include software designed to work with the particular operating system being used by the server/storage solution. These systems typically include all types of UNIX as well as Linux and Windows based operating systems.

Hubs and switches are devices that direct the flow of data from one computing device to another. When connecting multiple servers to one or more storage devices, a hub or switch is used to create a fibre channel network. Hubs and switches simplify cabling and allow the non-disruptive addition or removal of servers or storage devices from the storage area network. Hubs are typically deployed in workgroup or small enterprise environments; switches are used for large SAN deployments.

                         Our Products

Memory Products

We offer a wide range of memory for the add-in memory market. Our add-in memory is used to upgrade personal computers, laptops, workstations, printers, routers, low-end servers, and other high volume computing and networking products. Our memory is packaged as memory modules which conform to standards defining dimensions, capacity, performance, interface and pin-out. We offer a broad range of standard memory upgrades, including single in-line memory modules ("SIMMs"), dual in-line memory modules ("DIMMs") and small outline DIMMs ("SO DIMMs"). Memory modules are compact circuit board assemblies consisting of dynamic random access memory ("DRAM") chips, which constitute the main memory of a computer system.

Our SIMMs are modules containing one or more DRAM chips on a small circuit board with pins connecting to a computer motherboard. SIMMs typically have 30 or 72 pins on one side of the board, delivering 8 and 32 data bits, respectively. Four 30-pin SIMMs or one 72-pin SIMM can be used to support a 32-bit CPU such as Intel's 486. Since microprocessor speeds are increasing rapidly, DIMMs are replacing SIMMs.

Our DIMMs are modules with pins on both sides of the memory module. DIMMs typically contain DRAM or synchronous DRAM ("SDRAM") chips that support faster microprocessors such as Intel's Pentium or IBM's PowerPC. For SDRAM chips, which have a 64-bit data connection to a computer, a single 168-pin DIMM supporting 64-bit data transfer can be used instead of two 72-pin SIMMs.

Our SO DIMMs are designed for notebook computers. Because of their small size (2 1/4" for 72 pin and 2 3/4" for 144 pin), SO DIMMs can hold very few DRAM chips.

We provide memory upgrade solutions for most of the major servers, workstations, and PCs manufactured by IBM, Sun, Hewlett-Packard, and Dell. We also sell memory upgrades for most white-box PCs, laser printers, and Cisco routers. Our memory products are designed to the same exacting specifications as original system memory and in most cases are identical in fit, form and function.

Fibre Channel SAN Products

We are a developer, manufacturer and reseller of fibre channel products that enable users to deploy SANs. We have developed a family of host bus adapters, hubs and software that provide increased bandwidth and availability when deploying mission-critical SANs. Our fibre channel disk arrays allow the storage of large amounts of online data in a high performance, high availability environment. By offering other SAN products, including disk arrays, tape drives and libraries, switches, routers, and software, from other leading manufacturers, we are able to deliver a complete, tested and interoperable SAN solution to our customers when required.

Technology

We possess multi-disciplinary technological expertise, which we utilize in designing our memory and SAN products.

Our expertise in designing memories includes (1) high-availability memory architecture and design including chip and board level sparing; (2) ASIC design utilizing high-speed semiconductor technologies and high-density packaging; and (3) comprehensive manufacturing test procedures - incorporating functional, thermal, voltage, and mechanical stress.

Our expertise in developing fibre channel SAN products includes software design and development, embedded hardware design, system design, and systems integration. We believe that our expertise in these technologies provides us with competitive advantages in time-to-market, price/performance, interoperability and product capabilities.

At our principal offices in Waltham, Massachusetts, we have established a systems integration lab to provide comprehensive functional and system level integration/interoperability testing between our fibre channel host bus adapters, hubs, disk arrays, and software with various computer platforms and fibre channel systems. Integration testing at our lab combines our products with various fibre channel SAN components to simulate the most commonly used functional configurations defined by our customers. The overall goal is to ensure enterprise class performance and interoperability in real world SAN deployments.

                                  Customers

We sell our products to OEMs, resellers and directly to end-users. In 2000 and 2001, our largest customers included Compaq, StorageTek, FDC
Technologies, and EDS.

In the year ended December 31, 2001, our top five customers accounted for approximately 74% of our total net revenues, and, in the year ended December 31, 2000, our top five customers accounted for approximately 45% of our total net revenues. During 2001,two customers, Compaq and StorageTek, accounted for 46% and 16%, respectively, of total revenues. In 2000, these two customers, Compaq and StorageTek, accounted for 18% and 11%, respectively, of total revenues for the year. There is no assurance that current customers will remain our customers in the future and the loss of a major customer could have a material effect on our business.

                           Customer Service and Support

We offer customer service and support programs that include telephone and on-site support 24 hours a day, seven days a week. In addition, we have designed our products to allow easy diagnostics and administration. We employ systems engineers for pre- and post-sales support and technical support engineers for field support.

                              Sales and Marketing

We sell our memory products principally through our Super PC Memory subsidiary. Super PC sells to Fortune 1000 corporations, mid-level businesses, government institutions and resellers. Our sales strategy is to employ a business-to-business sales model that provides factory direct orders to end users and resellers. We will continue to focus significant direct sales efforts on Fortune 1000 enterprises. This sets us apart from most of our major competitors in the memory upgrade business who sell through reseller channels. Our goal is to establish ourselves as the vendor of choice for filling the majority of the memory upgrade needs within large corporations. Our marketing strategy consists primarily of telemarketing.

We sell our fibre channel SAN products domestically and internationally to OEMs, systems integrators, and VARs as well as directly to end users in the United States. We target OEMs, systems integrators, and VARs who resell complete SAN solutions to end-users. Our sales and marketing strategy will continue to focus on the development of these indirect channel relationships.

Our marketing efforts are focused on increasing awareness of our fibre channel products, promoting SAN-based solutions, and advocating industry-wide standards and interoperability. We plan to participate in industry associations to promote and further enhance fibre channel technology and increase our visibility as industry experts. We also plan to participate in select trade show events and SAN conferences to promote our products and to continue our efforts to educate potential customers on the value of SANs.

                          Manufacturing, Test and Assembly

We outsource the majority of our manufacturing, and we conduct quality assurance, manufacturing, engineering, documentation control and certain finish assembly and test operations at our headquarter facility in Waltham, Massachusetts and our field facility in Irvine, California. This approach enables us to reduce fixed costs and to provide flexibility in meeting market demands.

We select suppliers primarily on the basis of technology, manufacturing capacity, quality and cost. Our reliance on third-party suppliers and manufacturers involves risks, including possible limitations on availability of products due to market abnormalities, unavailability of, or delays in obtaining access to, certain product technologies and the absence of complete control over delivery schedules, manufacturing yields, and total production costs. The inability of our suppliers and third party manufacturers to deliver products of acceptable quality and in a timely manner or our inability to procure adequate supplies of our products could have a material adverse effect on our business, financial condition or operating results.

                             Research and Development

Our success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and enhancements to our existing products that meet changing customer requirements and emerging industry standards. We have made, and plan to continue to make, expenditures for research and development and to participate in the development of industry standards. However, because our net revenues declined in each of the five most recently completed fiscal years, our expenditures for research and development are significantly lower than the amount we expended for research and development four years ago. Over the last two fiscal years, our research and development expenses were approximately $1.0 million in 2001, compared to $1.4 million in 2000.

Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs. We are seeking to hire additional skilled development engineers. Our business, operating results and financial condition could be adversely affected if we encounter delays in hiring additional engineers.

                                   Competition

The markets in which we compete are intensely competitive and are characterized by frequent new product introductions, changing customer preferences and evolving technology and industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business, operating results and financial condition.

Our principal competitors in the memory upgrade business are the computer system original equipment manufacturers (OEMs) and third party memory vendors. The major system OEMs we compete against are International Business Machines Corporation, Sun Microsystems, Hewlett-Packard, and Dell. The major third party memory vendors we compete against are Kingston Technology, Crucial Technology, and Dataram.

Our principal competitors in the fibre channel SAN market include Emulex Corporation, QLogic Corporation, JNI Corporation, International Business Machines Corporation, and Sun Microsystems.

Some of our OEM and reseller customers could develop products internally that would replace our products. The loss of opportunities to sell our products to any such OEM and reseller customers, in addition to the increased competition presented by these customers, could have a material adverse effect on our business, operating results and financial condition.

                               Intellectual Property

The intellectual property rights we have in our technology, which generally consists of programmable hardware logic, software and know-how associated with our product portfolio, principally arise from our own internal development efforts. We attempt to protect our technology through a combination of unpatented trade secrets, trademarks and contractual obligations. Our software products are protected by copyright laws. We cannot assure that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information could have a material adverse effect on our business, financial condition or operating results.

We may need to initiate litigation in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of our resources and could materially harm our business. In the future, we may receive notice of infringement claims of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that such assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business.

                                     Employees

At November 21, 2002, we had 41 employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

                                     Properties

We currently lease approximately 68,000 square feet in an office facility in Waltham, Massachusetts pursuant to a lease that expires on May 31, 2003. Of the approximately 68,000 square feet leased, approximately 42,000 square feet of this space is subleased to unrelated parties for a term ending May 31, 2003. We currently lease approximately 8,800 square feet in an office facility in Westminster, Colorado pursuant to a lease that expires on September 30, 2008. We also currently lease approximately 3,500 square feet in an office facility in Irvine, California on a month-to-month basis.

We also own 12.4 acres of land in Poughkeepsie, New York. This land is vacant and not subject to a mortgage.

                                  Legal Proceedings

There are no material legal proceedings pending against us. We are involved in certain legal proceedings arising in the ordinary course of business. We believe that the outcome of these proceedings will not have a material adverse effect on our financial condition.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Please refer to "Special Note Regarding Forward-Looking Statements" for additional information.

Comparison of the three months ended September 30, 2002 and the three months ended September 30, 2001

Our revenues were $3,401,000 for the quarter ended September 30, 2002 and $504,000 for the quarter ended September 29, 2001. Revenues for the three months ended September 30, 2002 increased 574% compared to revenues for the same three months in the prior year due to the additional memory sales by our Super PC Memory, Inc. subsidiary which was acquired during the first quarter of 2002.

Gross profit rate was 28% of sales for the three months ended September 30, 2002 and 55% for the three months ended September 29, 2001 due to the product mix as there are lower gross margins on our memory products than our fibre channel connectivity products.

Operating expenses for the three months ended September 30, 2002 increased by 210% in comparison to operating expenses for the comparable three months of the prior year. Selling and General and Administrative expenses for the three months ended September 30, 2002 increased by 798% and 165% respectively compared to the amount of these expenses in the third quarter of fiscal 2001 due to the additional expenses of our subsidiary.

Interest expense decreased by 46% for the three months ended September 30, 2002 compared to the three months ended September 29, 2001. This decrease in interest expense was primarily due to the conversion of notes payable into common and preferred stock in the first and second quarters of 2002, partially offset by interest paid to GE Capital Commercial Services, the lender providing a line of credit to our subsidiary.

We borrowed a total of $2,000,000 in January and February 2000 in exchange for, among other things, our issuance of bridge financing notes that accrued interest at the rate of 8% per annum until their maturity in the third quarter of 2000. Since their maturity, the remaining bridge notes have accrued interest at the rate of 12% per annum. As of November 21, 2002, one bridge financing note, held by Arab Commerce Bank Ltd., in the original principal amount of $150,000 remained outstanding. During 2002 and 2001, we borrowed $150,000 and $550,000, respectively, in exchange for, among other things, our issuance of 12% promissory notes. Our Super PC Memory subsidiary has a line of credit of up to $2,000,000 with GE Capital Commercial Services, Inc., which is limited to 75% of the eligible receivables of Super PC Memory. At September 30, 2002 we had a balance of $816,639 under this line of credit. We also have a loan and security agreement with B.A. Associates, Inc. which is a corporation owned by Bruce D. Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. The outstanding balance due to B.A. Associates, Inc. was $1,003,746 and $1,057,991 at September 30, 2002 and December 31, 2001, respectively. These borrowings were necessary to finance the development of new products and for working capital purposes.

Total comprehensive net loss for the third quarter of fiscal 2002 was $318,000, or $0.02 per share, as compared with $244,000, or $0.02 per share, for the third quarter of fiscal 2001.

Inflation

We did not experience any material adverse effects in the third quarter of 2001 or in the third quarter of 2002 due to general inflation.

Comparison of fiscal years 2001 and 2000

Our revenues were $1,855,000 and $2,400,000 for 2001 and 2000, respectively. Revenues for 2001 decreased 23% compared to revenues for the prior year due primarily to decreases of approximately 63% in service revenues from $620,000 in 2000 to $232,000 in 2001.

Gross profit rate was 52% of sales in 2001, compared to 53% of sales in 2000.

Operating expenses in 2001 decreased by 33% in comparison to operating expenses in the prior year. Research and development expenses in 2001 decreased by 24% compared to the amount of these expenses in 2000 due to decreases in contract services. Selling expenses in 2001 decreased by 55% compared to the amount of these expenses in 2000 due to decreases in headcount and related expenses. General and administrative expenses decreased by 10% compared to the amount of these expenses in 2000.

Interest expense decreased by 45% in 2001 compared to 2000. This decrease in 2001 was primarily due to the recording of $607,000 of penalties and premiums relating to the Series 1 bridge financing notes in 2000. We did not incur a similar penalty or premium in 2001. This decrease in interest expense was partially offset by increased interest expense due to funds borrowed in 2000 and 2001. We borrowed $2,000,000 in January and February 2000 in exchange for, among other things, our issuance of series 1 bridge financing notes that accrued interest at the rate of 8% per annum until their maturity in the third quarter of 2000. Since their maturity, these notes are accruing interest at the rate of 12% per annum. During 2001, we borrowed $550,000 in exchange for, among other things, our issuance of 12% promissory notes. These borrowings were necessary to finance the development of new products and for working capital purposes.

Extraordinary income items of $102,000 for 2000 were recorded as a result of some of our creditors agreeing to accept partial cash payments in full satisfaction of liabilities owed to those creditors.

Total comprehensive net loss for 2001 was $1,543,000, or $0.16 per share, as compared with total comprehensive net loss of $2,578,000, or $0.27 per share, for 2000.

Inflation

We did not experience any material adverse effects in 2000 or 2001 due to general inflation.

Liquidity and Capital Resources

We have suffered substantial recurring losses from operations for the last seven consecutive years. Consequently, our ability to continue as a going concern, is dependent upon several factors including, but not limited to, our ability to generate revenues and gross profit in significantly greater amounts than in the past four fiscal years, and our ability to raise additional capital. Our working capital deficit is a significant threat to our ability to continue as a going concern.

Management continues to work to establish new strategic alliances that it believes will result in increases in revenues and gross profit in the future through the sale of a greater volume of products. Management has also been trying to secure additional capital. We cannot give any assurances that the actions taken to date will increase revenues and gross profit or raise additional capital.

Requirements

We need additional capital and additional financing may not be available. We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness may not be adequate to finance our operations for our current activities and foreseeable future activities. Currently, our cash burn rate from operations is approximately $80,000 per month or $960,000 per year at current sales levels. For each $100,000 reduction in sales per month, our cash burn rate would increase by approximately $28,000 per month. Conversely, for each $100,000 increase in sales per month, our cash burn rate would decrease by approximately $28,000 per month. These estimates may change based on product mix. The time period for which we believe our capital is sufficient and the burn rate are estimates. The actual time period and burn rate may differ materially as a result of a number of factors, risks and uncertainties that are described herein. We are trying to raise additional capital and if we are unable to raise additional capital, we may not be able to meet our anticipated working capital requirements.

We have a loan and security agreement with B.A. Associates, Inc. which is a corporation owned by Bruce D. Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. The outstanding balance due to B.A. Associates, Inc. was $1,003,746 at September 30, 2002. We also have notes payable of $425,000 at September 30, 2002 include $275,000 of advances payable which are due on demand. The $275,000 of advances payable includes $175,000 of borrowings from related parties. The balance of $150,000 represents the series 1 bridge financing note issued to Arab Commerce Bank in 2000.

Resources

Our cash and marketable securities were $256,000, $210,000 and $235,000 at September 30, 2002, December 31, 2001 and December 31, 2000, respectively. Working capital was a deficit of $5,815,000, $8,576,000 and $6,425,000 at September 30, 2002, December 31, 2001 and December 31, 2000, respectively. The decrease in working capital deficit from December 31, 2001 to September 30, 2002 was primarily due to the conversion of debt into common and preferred stock. The increase in working capital deficit from December 31, 2000 to December 31, 2001 was primarily due to the loss for the year 2001. During 2001, we did not expend any funds for capital equipment. During fiscal 2002, we expect to acquire less than $100,000 of capital equipment.

Our Super PC Memory subsidiary has a line of credit of up to $2,000,000 with GE Capital Commercial Services, Inc., which is limited to 75% of the eligible receivables of Super PC Memory. At September 30, 2002 we had a balance of $816,639 under this line of credit.

We also have a revolving credit facility with B.A. Associates, Inc. which is a corporation owned by Bruce D. Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer under which we may borrow up to $1,100,000. At September 30, 2002 we had a balance of $1,003,746 outstanding under this revolving credit facility.

We need additional capital and additional financing may not be available. We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness may not be adequate to finance our operations for our current activities and foreseeable future activities. We are actively pursuing raising additional capital and if we are unable to raise additional capital, we may not be able to meet our anticipated working capital requirements.

We are attempting to raise additional capital to cover the burn rate not covered by incremental gross profit. This amount is dependent upon sales and gross profit. If sales and gross profit do not increase or capital cannot be raised to cover the current burn rate, we intend to reduce operating expenses as much as practicable to continue operations until balance is established.

If we are not successful in raising additional capital or increasing our sales to adequate levels, we will not be able to continue our current operations and there is substantial doubt as to our ability to continue as a going concern. There can be no assurance that we will be successful in raising such additional capital at all or on terms commercially acceptable to us or our shareholders.

                          DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table shows the name, age and position of each of our executive officers and directors as of the date of this prospectus.

Name                             Age    Position

Joseph F. Kruy (1)               71     President, Chief Executive Officer,
                                        Chairman of the Board and a Director
Philip C. Hankins (1)(2)         71     Director
C.V. Ramamoorthy, Ph.D. (1)(2)   76     Director
Robert J. Spain, Ph.D. (1)(2)    64     Director
Lois P. Lehberger                46     Vice President, Controller and Clerk
___________________
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.


Joseph F. Kruy has served as our President, Chief Executive Officer and a member of our board of directors since our inception in 1968. Mr. Kruy has served as our Chairman of the Board since October 1975. Mr. Kruy holds a B.S. and a Diploma Engineering degree in electrical engineering from the Technical University of Budapest.

Philip C. Hankins has been a member of our board of directors since 1975. Since 1975 Mr. Hankins has been the President of Charter Information Corporation, an information processing company. Mr. Hankins holds a B.S. in mechanical engineering from Cornell University and a M.S. from Harvard University.

C.V. Ramamoorthy, Ph.D. has been a member of our board of directors since our inception in 1968. Since prior to 1995, Dr. Ramamoorthy has been a Professor of Electrical Engineering and Computer Sciences at the University of California Berkeley. Dr. Ramamoorthy holds a B.S. in physics from the University of Madras, India, a M.S. in mechanical engineering from the University of California Berkeley and a M.S. and a Ph.D. from Harvard University.

Robert J. Spain, Ph.D. has been a member of our board of directors since 1995. Dr. Spain was also our Vice President of Research from 1969 to 1977. Since prior to 1995, Dr. Spain has been the President of CFC, Inc., an electronic component manufacturing company. Dr. Spain holds a B.S.E.E. and a M.S.E.E. from the Massachusetts Institute of Technology and a Doctor of Science from Paris, Sorbonne.

Lois P. Lehberger joined Cambex in June 1978 and has served as our controller since August 1998, and our Vice President since November 1999. Mrs. Lehberger was appointed clerk in May 2001. Mrs. Lehberger is responsible for our accounting and financial control functions. Mrs. Lehberger holds a B.A. in economics and accounting from the College of the Holy Cross.

Board Composition

Under Massachusetts law, our board of directors is classified into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At the meeting of stockholders held on June 28, 2001, the stockholders re-elected Dr. Spain as a Class II director with a term of three years, or until the annual meeting of stockholders to be held in 2004 and until his successor is elected and qualified. At the meeting of stockholders held on December 23, 1999, Mr. Kruy and Dr. Ramamoorthy were elected as Class I directors with terms of three years, or until the annual meeting of stockholders to be held in 2003 and until their successors are elected and qualified, and Mr. Hankins was elected as a Class III director with a term of two years and until his successor is elected and qualified.

Board Committees

Our board of directors has an audit committee and a compensation committee.

    Audit Committee. The current members of our audit committee are Mr. Hankins, Dr. Ramamoorthy and Dr. Spain. Our audit committee reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. On July 10, 2000 the board of directors adopted an audit committee charter as required under the rules of the Securities and Exchange Commission.

    Compensation Committee. The current members of our compensation committee are the members of the board of directors. Our compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees.

Compensation Committee and Insider Participation

The voting members of the compensation committee are the members of our board of directors. Mr. Kruy is on the compensation committee but abstains from discussions and voting on decisions regarding his compensation.

Director Compensation

We compensate our non-employee directors with an annual fee of $10,000 and a fee of $1,000 for each meeting of the board of directors attended. In August 1998, the board of directors authorized the non-employee director compensation to be converted from cash to shares of our common stock at a price of $0.25 per share, or 50% of the fair market value, whichever is greater. To date, no cash has been paid to and no shares have been issued to the non-employee directors as compensation for services as a member of the board of directors.

The board of directors is also covered by indemnification provisions of our by-laws, as amended. See the section entitled "Description of Securities."

Executive Compensation

The following table provides certain summary information concerning compensation awarded to, earned by, or paid to our Chief Executive Officer and our other executive officer for services rendered to Cambex in all capacities during the fiscal years ended December 31, 2001 and December 31, 2000.

Summary Compensation Table(1)
                                             Annual           Long Term
                                          Compensation    Compensation Awards
Name and Position              Year          Salary            Options(#)

Joseph F. Kruy                 2001          $200,000(2)           -
Chairman, President and CEO    2000          $200,000              -

Lois P. Lehberger              2001          $ 78,057(3)           -
Vice President,                2000          $ 72,276              -
Controller and Clerk

(1)The columns for "Bonus", "Other Annual Compensation" and "All Other Compensation" have been omitted because there is no such compensation required to be reported.

(2)Includes $51,923 for which payment has been deferred indefinitely.

(3)Includes $5,128 for which payment has been deferred indefinitely.

Stock Options

No stock options were granted to our executive officers in the 2001 fiscal year.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
Value
                                                                 Value of
                                                                Unexercised
                                            Number of           In-the-money
                                            Options at           Options at
                                         December 31,2001 December 31,2001(1)
               Shares Acquired    Value     Exercisable/         Exercisable/
Name           on Exercise(#)    Realized  Unexercisable       Unexercisable

Joseph F. Kruy         -            -          -/-                  -/-

Lois P. Lehberger      -            -     44,000/ 60,500       13,820/17,815

(1) The closing price of our Common Stock on December 31, 2001 was $0.65 per share. The numbers shown reflect the value of options accumulated over all years of employment.

Employee Benefit Plans

Year 2000 Equity Incentive Plan. The following description of Cambex's Year 2000 Equity Incentive Plan is a summary of the material terms of the plan.

The purpose of the plan is to enhance the profitability and value of Cambex for the benefit of its stockholders by enabling Cambex to offer incentives to employees and other persons or entities associated with it. This is a means to both increase the ownership of Cambex held by those individuals in order to attract, retain and reward them and more closely align the interests of those individuals and the stockholders of Cambex. The plan authorizes the grant of awards in the form of stock options, stock appreciation rights (SARs), restricted stock or unrestricted stock awards, deferred stock awards, performance awards, loans or supplemental grants, or combinations thereof, to employees and others associated with Cambex and its affiliates.

The plan was approved by Cambex's board of directors in November 1999 and its stockholders in December 1999. Our board of directors reserved a total of 1,500,000 shares of our common stock for issuance under the plan. As of November 21, 2002, no shares had been issued as the result of the exercise of options or awards granted pursuant to the plan. As of November 21, 2002, 947,000 shares of our common stock were subject to outstanding stock options granted pursuant to the plan and 553,000 shares were available for future grants. The plan is administered by the board of directors. According to the plan, the board of directors has authority to determine the individuals or entities associated with Cambex or one of its subsidiaries who are to be granted awards and the terms of these awards, including:

	the number of shares subject to an award;
	the type of award;
	the exercise price per share; and
	the duration of the award.

Incentive stock options must have an exercise price equal to at least 100%, 110% if the grant is to a stockholder holding more than 10% of Cambex's voting stock, of the fair market value of our common stock on the date of the award. Incentive stock options generally have a duration of 10 years, and a duration of five years if the grant is to a stockholder holding more than 10% of Cambex's voting stock.

There are also outstanding options granted under our 1997 Combination Stock Option Plan that was adopted by the board of directors. While the 1997 Combination Stock Option Plan was not approved by our stockholders, the stock options granted under this plan covering 1,176,500 shares of our common stock were approved by our stockholders in December 1999. Our Year 2000 Equity Incentive Plan replaced the 1997 Combination Stock Option Plan.

Incentive Bonus Plan. In April 1980, the board of directors and the stockholders approved the Incentive Bonus Plan. The Incentive Bonus Plan authorizes the payment of a percentage of our pretax income to key employees. The maximum aggregate incentive bonus awards for any fiscal year shall be 15% of Cambex's pretax profits for each year. Pretax profit is defined under the plan as net income before taxes, with certain adjustments. The bonus plan is administered by the board of directors. The awards granted under the bonus plan are non-transferable.

Employment Agreements

We entered into an employment agreement with Joseph F. Kruy on November
18, 1994. An extension of the term of this employment agreement to December 31, 2002 was approved by our board of directors in November 1999. Under his employment agreement, Mr. Kruy is engaged to serve as our Chairman of the Board, President and Chief Executive Officer. Except for illness, reasonable vacations and other customary exceptions, during the term of the agreement, Mr. Kruy is to devote all of his working time and attention to the performance of his duties and responsibilities at Cambex. Mr. Kruy is to be paid a minimum annual base salary of $200,000 per year. Mr. Kruy is also entitled to participate in our Incentive Bonus Plan and is eligible to receive an annual bonus equal to 4% of our pre-tax profit, as that term is defined in the Incentive Bonus Plan. If Mr. Kruy voluntarily terminates his employment with us, he is entitled to receive his base annual compensation through the date of termination and any amount that he may be entitled to receive under the Incentive Bonus Plan in accordance with the terms of that Plan. If, after Mr. Kruy voluntarily terminates his employment with us, he accepts employment during the remaining then current term of his agreement with an entity that directly competes with us, then we may cease paying Mr. Kruy any further amounts. If we terminate Mr. Kruy's employment for reasons other than for cause or if we give another person either the title or the powers of the Chief Executive Officer, then Mr. Kruy is entitled to continue to receive his annual base salary through the end of the then current term of the agreement, and is entitled to receive any incentive bonus that would have been earned under the Incentive Bonus Plan during the fiscal year in which his employment was terminated. If, following termination of Mr. Kruy's employment with us, he accepts employment elsewhere before December 31, 2002, then we do not have to continue to pay Mr. Kruy for the year ending December 31, 2002. Moreover, if on the date of termination of Mr. Kruy's employment with us, our assets are in the hands of a receiver, an assignee for the benefit of creditors, trustee in bankruptcy, debtor-in-possession or other entity for the benefit of creditors or if our consolidated net worth is less than our consolidated net worth at December 31, 1999, then we have no obligation to pay Mr. Kruy any amount after termination of his employment.

Our Super PC Memory, Inc. subsidiary entered into an employment agreement with Richard Schaefer as of March 12, 2002. Under his employment agreement, Mr. Schaefer is engaged to serve as Super PC Memory's Executive Vice President. During the term of the agreement, Mr. Schaefer is to devote all of his working time and attention to the performance of his duties and responsibilities at Super PC Memory. His employment, under the terms of his employment agreement, commenced on March 12, 2002 ("Commencement Date") and continues until December 31, 2004. Mr. Schaefer is to be paid an annual base salary of $180,000 per year. Mr. Schaefer is also entitled to participate in Cambex's Incentive Bonus Plan and is eligible to receive an annual bonus equal to 1% of Cambex's pre-tax profit, determined pursuant to Cambex's profit sharing plan, during the remainder of its 2002 fiscal year and its 2003 and 2004 fiscal years, subject to his continued employment at the conclusion of the year in question. Mr. Schaefer was also granted stock options to purchase up to 200,000 shares of the common stock of Cambex, such options to vest, subject to his continued employment, over four years in equal annual increments commencing on the first anniversary of his Commencement Date. In addition, Mr. Schaefer was granted stock options to purchase up to a maximum of 250,000 additional shares of the common stock of Cambex ("Performance Options"), such Performance Options to vest, subject to his continued employment, as follows: Performance Options earned based on profits and earnings during fiscal year 2002 shall vest over four years in equal annual increments commencing on the first anniversary of his Commencement Date; Performance Options earned based on profits and earnings during fiscal year 2003 shall vest over three years in equal annual increments commencing on the second anniversary of his Commencement Date; Performance Options earned based on profits and earnings during fiscal year 2004 shall vest over two years in equal annual increments commencing on the third anniversary of his Commencement Date; provided that the Performance Options shall be earned, and the vested portion shall be exercisable when earned, then the Performance Options shall become exercisable according to the following formula: two thousand shares shall vest for each $1,000,000 of gross profits and five thousand shares for each $1,000,000 of EBITDA generated by Super PC Memory in the three fiscal years ending December 31, 2004. If the application of this formula to the gross profits and EBIDTA over the three fiscal years would result in Mr. Schaefer's vesting in more than 250,000 Performance Options, then additional Performance Options shall be granted to him and will vest in four equal annual installments over the four year period ending on the eighth anniversary of the Commencement Date. If Mr. Schaefer voluntarily terminates his employment with Super PC Memory or he is terminated by Super PC Memory for cause or as a result of his death or disability, he is not entitled to receive any additional compensation following such termination other than compensation accrued but unpaid as of his termination date. If Super PC Memory terminates Mr. Schaefer's employment for reasons other than for cause, and with a minimum of 90 days notice, then Mr. Schaefer will receive 50% of his annual base salary for one additional year following such termination. In addition, all options that would have become exercisable by December 31 of the year of such termination, shall immediately become exercisable. During the term of his employment and for a period of one (1) year following the expiration or termination of his employment, whether such termination is voluntary or involuntary, Mr. Schaefer shall not compete with, or own any interest in a business competitive with the business of, Super PC Memory, or solicit customers or employees of Super PC Memory.

Our Super PC Memory, Inc. subsidiary entered into an employment agreement with Simon Le as of March 12, 2002. Under his employment agreement, Mr. Le is engaged to serve as Super PC Memory's Executive Vice President. During the term of the agreement, Mr. Le is to devote all of his working time and attention to the performance of his duties and responsibilities at Super PC Memory. Mr. Le's employment, under the terms of his employment agreement, commenced on March 12, 2002 ("Commencement Date") and continues until December 31, 2004. Mr. Le is to be paid an annual base salary of $240,000 per year, less all amounts paid by Super PC Memory for Mr. Le's automobile expenses. Mr. Le is also eligible to receive an annual bonus equal to 0.5% of Super PC Memory's gross profit during its 2003 and 2004 fiscal years, subject to his continued employment. Mr. Le was also granted stock options to purchase up to 150,000 shares of the common stock of Cambex, such options to vest, subject to his continued employment, over four years in equal annual increments commencing on the first anniversary of his Commencement Date. If Mr. Le voluntarily terminates his employment with Super PC Memory or he is terminated by Super PC Memory for cause or as a result of his death or disability, he is not entitled to receive any additional compensation following such termination other than compensation accrued but unpaid as of his termination date. If Super PC Memory terminates Mr. Le's employment for reasons other than for cause, then Super PC Memory must pay Mr. Le his annual base salary and his options will continue to vest, as if he remained an employee of Super PC Memory for the full term of his employment agreement, except that any options scheduled to vest on the fourth anniversary of the Commencement Date shall instead vest on the third anniversary of the Commencement Date. During the term of his employment and for a period of one
(1) year following the expiration or termination of his employment, whether such termination is voluntary or involuntary, Mr. Le shall not compete with, or own any interest in a business competitive with the business of, Super PC Memory, or solicit customers or employees of Super PC Memory.

                 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 1, 1998, we borrowed approximately $1,060,000, including approximately $460,000 from Joseph F. Kruy, our Chairman of the Board, President and Chief Executive Officer, and $250,000 from each of H. Terry Snowday, Jr. and Richard E. Calvert, each greater than 5% shareholders of Cambex, in exchange for the issuance of 10% Subordinated Convertible Promissory Notes (the "10% Notes"). Under the terms of the 10% Notes, which are due on April 30, 2003, the holders may convert the 10% Notes into shares of common stock at a conversion price of $0.22 per share. In addition to the 10% Notes, each holder, including Messrs. Kruy, Snowday and Calvert, were issued a Stock Purchase Warrant, the exercise of which will allow the warrant holder to purchase one share of common stock, at $0.50 per share, for each dollar loaned to us. Additional Stock Purchase Warrants to purchase 96,373 shares of common stock, at an exercise price of $0.50 per share, were issued to the holders of 10% Notes on June 1, 1999 in relation to interest due on the June 1, 1998 notes. We believe that the borrowing arrangements we made with Messrs. Kruy, Snowday and Calvert and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert. From June 1, 1999 through August 18, 1999, we raised $210,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes. During this time period Joseph F. Kruy loaned us $100,000, and Messrs. Snowday and Calvert each loaned us $55,000 of the total amount that we borrowed. In exchange for these loans, we issued 10% Subordinated Convertible Promissory Notes, including 10% Subordinated Convertible Promissory Notes to Messrs. Kruy, Snowday and Calvert. We believe that the borrowing arrangements we made with Messrs. Kruy, Snowday and Calvert are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert. On March 29, 2002, Joseph F. Kruy, Richard E. Calvert, H. Terry Snowday, Jr. and a person unrelated to the company converted their 10% Subordinated Convertible Promissory Notes and accrued interest into common stock. They were issued 7,540,871 shares of common stock at $0.22 per share. As of November 21, 2002 none of the 10% Notes remained outstanding.

On November 9, 1998, we entered into a Loan and Security Agreement with
B.A. Associates, Inc. (BAA), which is a corporation owned by Bruce Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. This Loan and Security Agreement, as amended by a First Amendment to Loan and Security Agreement dated March 15, 1999, and further amended through December 27, 2001 (as so amended, the "BAA Loan Agreement"), allows us to borrow up to $1,100,000, which is the maximum that may be outstanding at any one time. Under the BAA Loan Agreement, we granted BAA a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. We are obligated to pay all amounts that we receive from collections of our accounts receivable to BAA not less frequently than each week until the outstanding loan amount plus interest, which accrues at a 12% annual rate, is fully paid. Under the terms of the BAA Loan Agreement, originally BAA received a warrant for the purchase of 1.3 million shares of common stock, at an exercise price of $0.22 per share. In consideration for increasing the amount of available funds, the Company agreed to issue an additional warrant to BAA for the purchase of 400,000 shares of our common stock, at an exercise price of $1.25. We believe that the borrowing arrangements we made with BAA are on terms at least as favorable to us as we would have expected from lenders unrelated to us and relatives of Mr. Kruy. If we were to default under the terms of the Loan and Security Agreement and as a result BAA demanded immediate repayment of the amounts owed to it under the Loan and Security Agreement, we would be unable to satisfy the obligation.

In November 1999, we borrowed $125,000 from Joseph F. Kruy and $125,000 from Philip C. Hankins, a member of our board of directors, and $100,000 from each of Messrs. Snowday and Calvert. We also entered into separate Loan and Security Agreements with each of Messrs. Kruy, Hankins, Calvert and Snowday. At that time, we entered into one other Loan and Security Agreement with a person unrelated to the company (the "Other 1999 Lender") pursuant to which we borrowed an additional $100,000. Our payment obligations under these Loan and Security Agreements (the "1999 Loan Agreements") are evidenced by 12% Notes due in November 2001. Under the 1999 Loan Agreements, we granted each of Messrs. Kruy, Hankins, Snowday and Calvert and the Other 1999 Lender a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Originally, under the terms of the 1999 Loan Agreements, Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender received a warrant to purchase up to two shares of common stock for each dollar loaned to us, at an exercise price of $2.00 per share. When we extended the term of the loans in November 2000, the Company agreed to issue additional warrants to Messrs. Kruy, Hankins, Snowday and Calvert and the Other 1999 Lender to purchase one share of our common stock for each dollar loaned to us at an exercise price of $1.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us. In March through May 2001, we borrowed $50,000 from Joseph F. Kruy and $300,000 from Richard E. Calvert. We also entered into separate Loan and Security Agreements with Messrs. Kruy and Calvert. Our payment obligations under these Loan and Security Agreements (the "2001 Loan Agreements") are evidenced by 12% Notes due in March through May 2002. Under the 2001 Loan Agreements, we granted each of Messrs. Kruy and Calvert a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Under the terms of the 2001 Loan Agreements, Messrs. Kruy and Calvert received a warrant to purchase up two shares of common stock for each dollar loaned to us, at an exercise price of $0.50 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us. In July through September 2001, we borrowed $100,000 from Joseph F. Kruy and $100,000 from Richard E. Calvert. We also entered into separate Loan and Security Agreements with Messrs. Kruy and Calvert. Our payment obligations under these Loan and Security Agreements (the "July through September 2001 Loan Agreements") are evidenced by 12% Notes due in January 2002. Under the July through September 2001 Loan Agreements, we granted each of Messrs. Kruy and Calvert a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Under the terms of the July through September 2001 Loan Agreements, Messrs. Kruy and Calvert received a warrant to purchase up one share of common stock for each dollar loaned to us, at an exercise price of $0.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us. In April through July 2002, we borrowed $125,000 from Joseph F. Kruy and $50,000 from Richard E. Calvert. We also entered into separate Loan and Security Agreements with Messrs. Kruy and Calvert. Our payment obligations under these Loan and Security Agreements (the "2002 Loan Agreements") are evidenced by 12% Notes due in April through July 2003. Under the 2002 Loan Agreements, we granted each of Messrs. Kruy and Calvert a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Under the terms of the 2002 Loan Agreements, Messrs. Kruy and Calvert received a warrant to purchase up one share of common stock for each dollar loaned to us, at an exercise price of $0.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us. On June 28, 2002, in transactions exempt under Section 4(2) of the Securities Act, Joseph F. Kruy, Richard E. Calvert, H. Terry Snowday, Jr., and Philip Hankins converted Loan and Security Agreements with an aggregate principal amount of $1,000,000 plus accrued interest into Series A Convertible Preferred stock. They were issued 98,223 shares of Series A Convertible Preferred stock. The Series A Convertible Preferred shares pay a 12% annual dividend. The purchase price per share of the Series A Convertible Preferred stock was $12.50. The Series A Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 98,223 shares of Series A Preferred stock could convert their preferred shares into 982,230 shares of common stock. As of November 21, 2002, the balance outstanding under these Loan Agreements is $275,000 of which $125,000 is from Joseph F. Kruy and $50,000 from Richard E. Calvert.

On June 1, 1998, we entered into a Master Lease with CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, our former Executive Vice President, Treasurer and Chief Financial Officer and the son of Joseph F. Kruy. Under the Master Lease we are renting from CyberFin an IBM 2003 S/390 Multiprise Processor and related software and maintenance at the rate of $3,787.64 per month for a period of three years. We believe that the lease arrangement we made with CyberFin are on terms at least as favorable to us as we would have expected from an equipment lessor unrelated to us, CyberFin and Dr. Kruy for equipment of comparable quality.

                              PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of Cambex's common stock as of November 21, 2002, by:

      each person, or group of persons, known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock;
      each of our directors;
      each of our executive officers; and
      all current directors and officers of Cambex as a group.

Unless otherwise noted in the table, the address for each person listed in the table is c/o Cambex Corporation, 360 Second Avenue, Waltham, MA 02451.

Name and Address          (#)Shares of         Percentage of Outstanding
of Beneficial Owner       Common Stock        Shares Beneficially Owned(2)
                      Beneficially Owned(1)  Before Offering   After Offering

Joseph F. Kruy (3)             6,556,176           33.0%          30.0%

Richard E. Calvert(4)          4,073,586           20.2         	18.4
 7784 East Shore Road
 Traverse City, MI 49686

H. Terry Snowday, Jr.(5)       2,617,302           13.7         	12.4
 7784 East Shore Road
 Traverse City, MI 49686

SovCap Equity Partners, Ltd.(6)1,765,939            8.8	        *
 Cumberland House
 #27 Cumberland St.
 P.O. Box CB-13016
 Nassau, New Providence
 The Bahamas

Bruce D. Rozelle(7)            1,700,000            8.5       	 7.7
 9 Webster Circle
 Sudbury, MA 01776

Peter J. Kruy (8)              1,236,053            6.6            6.0

Philip C. Hankins (9)            630,220            3.3            3.0

C.V. Ramamoorthy                  99,156             *              *

Robert J. Spain                     -0-              *              *

Lois P. Lehberger (10)            64,500             *              *

All directors and executive
officers as a group
(5 persons) (11)               7,350,052           35.9           32.7

* Represents beneficial ownership of less than 1%.

(1) Beneficial ownership for purposes of the table is determined in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options and warrants held by that person that are currently exercisable or exercisable within 60 days following November 21, 2002 (January 20, 2003) are deemed to be outstanding. These shares, however, are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes, we believe that the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Percentage of ownership is based on 18,320,351 shares of common stock outstanding as of November 21, 2002 and, in accordance with assumptions set forth immediately preceding to the table, is based on 20,296,991 shares of common stock outstanding immediately after effectiveness of the registration statement of which this prospectus is a part.

(3) Includes 1,300,103 shares of common stock issuable upon exercise of stock purchase warrants issued in 1998, 1999, 2000 and 2001 exercisable within 60 days following November 21, 2002 (or by January 20, 2003). Includes 270,200 shares of common stock issuable upon conversion of Series A Preferred stock issued in 2002. This number also includes 56,250 shares held by the Kruy Family Trust, for which Mr. Kruy's wife and children are the beneficial owners. Mr. Kruy disclaims beneficial ownership of these shares. Of these shares of common stock, 979,239 are subject to the terms of a stock pledge agreement dated as of January 18, 2000 (the "Kruy Pledge Agreement"), among Joseph F. Kruy, Cambex and SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd. Provided that Cambex is not in default under the series 1 bridge note purchase agreement dated as of January 18, 2000 (the "Bridge Note Purchase Agreement"), among Cambex and SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd., the series 1 bridge financing notes issued pursuant to the Bridge Note Purchase Agreement, or the Kruy Pledge Agreement, Mr. Kruy has the right to vote the pledged shares.

(4) Includes 1,342,000 shares issuable upon exercise of stock purchase warrants exercisable within 60 days following November 21, 2002 (or by January 20, 2003). Also, includes 469,200 shares of common stock issuable upon conversion of Series A Preferred stock issued in 2002.

(5) Includes 642,000 shares issuable upon exercise of stock purchase warrants exercisable within 60 days following November 21, 2002 (or by January 20,
2003). Some of these warrants are held by family members and Mr. Snowday disclaims beneficial ownership of those shares. Includes 107,610 shares of common stock issuable upon conversion of Series A Preferred stock issued in 2002.

(6) Consists of 1,525,939 shares issuable upon the conversion of Series B Preferred stock and a total of 240,000 shares issuable upon exercise of two common stock purchase warrants. Mr. Barry Herman, the President of SovCap Equity Partners, Ltd. has both voting and investment control over these shares. Mr. Herman disclaims beneficial ownership of these shares.

(7) Consists of 1,700,000 shares issuable upon exercise of stock purchase warrants exercisable within 60 days following November 21, 2002 (or by January 20, 2003) held by B.A. Associates. Bruce Rozelle, a son-in-law of

Joseph F. Kruy, has both voting and investment control over B.A. Associates. Mr. Rozelle disclaims beneficial ownership of these shares.

(8) Includes 960,164 shares owned by CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, 135,000 shares subject to currently exercisable options, and 138,889 shares issuable upon exercise of stock purchase warrants exercisable within 60 days following November 21, 2002 (or by January 20, 2003). Of these shares of common stock, 730,228 are subject to the terms of a stock pledge agreement dated as of January 18, 2000 (the "CyberFin Pledge Agreement"), among CyberFin, Cambex, and SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd. Provided that Cambex is not in default under the Bridge Note Purchase Agreement, the series 1 bridge financing notes, or the CyberFin Pledge Agreement, CyberFin has the right to vote the pledged shares.

(9) Includes 390,000 shares of common stock issuable upon exercise of stock purchase warrants issued in November 1999 and 2000 exercisable within 60 days following November 21, 2002 (or by January 20, 2003). Includes 135,220 shares of common stock issuable upon conversion of Series A Preferred stock issued in 2002.

(10) Consists of 64,500 shares subject to options exercisable within 60 days following November 21, 2002 (or by January 20, 2003).

(11) Includes 2,160,023 shares subject to options and warrants exercisable within 60 days following November 21, 2002 (or by January 20, 2003) and stock issuable upon conversion of Series A Preferred stock. See footnotes
(3)through (10) above.

Solely for the purpose of calculating the aggregate market value of voting stock held by non-affiliates of the Company as set forth on the Cover Page, it was assumed that only directors and executive officers on the calculation date together with spouses and dependent children of such persons constituted affiliates.

                              DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 25,000,000 shares of common stock, $0.10 par value per share, of which 18,320,351 shares were issued and outstanding as of November 21, 2002. Our shareholders have approved but we have not yet filed an increase in the authorized shares up to 50,000,000. Subject to preferences that are applicable to outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends when, as and if declared by our board of directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock are entitled to share ratably in the net assets that are remaining after payment or provision for payment of all or our debts and obligations, and after liquidation payments to holders of any preferred stock then outstanding, if any. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are, and the shares of common stock to be offered by us when issued will be, fully paid and nonassessable.

Preferred Stock

Our restated articles of organization authorize our board of directors, subject to the limitations prescribed by law and without further approval of our stockholders, to establish one or more series of preferred stock, to determine from time to time the number of shares constituting any series, and to fix the designation, preferences, powers, qualifications, special and relative rights and privileges of the shares of any series and the qualifications, limitations or restrictions thereof. We are authorized to issue up to 3,000,000 shares of series preferred stock, $1.00 par value per share, of which 245,463 shares are issued and outstanding as of November 21, 2002. Of the 245,463 preferred shares outstanding, 98,223 shares are Series A Convertible Preferred shares and 147,240 shares are Series B Convertible Preferred shares.

Holders of shares of Series A Convertible Preferred stock are entitled to receive cumulative, non-compounding cash dividends at the annual simple rate of 12% of the original issue price of each share. The original issue price of the Series A Convertible Preferred stock was $12.50 per share. The dividend accrues but is payable only (i) upon optional conversion, by the holder, of the Series A Preferred shares into common stock, (ii) if we liquidate or merge or (iii) upon our redemption of the Series A Preferred stock for cash. Upon the occurrence of an optional conversion by a holder, we have the option to pay any accrued or declared but unpaid dividends on the converted Series A Preferred stock, in shares of common stock rather than cash. In the event of any liquidation, dissolution or winding up of the company, holders of the Series A Preferred stock will be entitled to be paid, out of available funds and assets, and prior and in preference to any payment or distribution of any available funds and assets to any holders of other series of preferred stock or of common stock, an amount per share equal to the original issue price of the Series A Preferred stock plus any accrued but unpaid dividends. Each share of Series A Preferred stock is convertible into the number of shares of common stock which results from dividing the original issue price plus any accrued or declared but unpaid dividends, if the company so elects, outstanding at such time of conversion, by the conversion price for the Series A Preferred stock. The conversion price for the Series A Preferred stock is $1.25. Holders of shares of Series A Preferred stock are not entitled to any voting rights for any shares of Series A Preferred stock which they hold.

Holders of shares of Series B Convertible Preferred stock are entitled to receive cumulative, non-compounding cash dividends at the annual simple rate of 12% of the original issue price of each share. The original issue price of the Series B Convertible Preferred stock was $17.10 per share. The dividend accrues but is payable only (i) upon optional conversion, by the holder, of the Series B Preferred shares into common stock, (ii) if we liquidate or merge or (iii) upon our redemption of the Series B Preferred stock for cash. Upon the occurrence of an optional conversion by a holder, we have the option to pay any accrued or declared but unpaid dividends on the converted Series B Preferred stock, in shares of common stock rather than cash. In the event of any liquidation, dissolution or winding up of the company, holders of the Series B Preferred stock will be entitled to be paid, out of available funds and assets, and prior and in preference to any payment or distribution of any available funds and assets to any holders of common stock, an amount per share equal to the original issue price of the Series B Preferred stock plus any accrued but unpaid dividends. Each share of Series B Preferred stock is convertible into the number of shares of common stock which results from dividing the original issue price plus any accrued or declared but unpaid dividends, if the company so elects, outstanding at such time of conversion, by the conversion price for the Series B Preferred stock. The conversion price for the Series B Preferred stock is $1.65. Holders of shares of Series B Preferred stock are not entitled to any voting rights for any shares of Series B Preferred stock which they hold.

The future issuance of additional shares of Series A Preferred stock, Series B Preferred stock or preferred stock that may be designated by the board of directors could operate to dilute the voting power of holders of common stock, could create voting impediments or deter persons seeking to effect a takeover or otherwise gain control of Cambex, or could otherwise adversely affect the rights of holders of common stock.

Dividend Policy

We have not paid any cash dividends to date, and have no intention to pay any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the board of directors and to certain limitations imposed by the Massachusetts Corporation Laws. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

The series 1 bridge note purchase agreement with Arab Commerce Bank Ltd. provides that we may not pay cash dividends as long as any of the series 1 bridge notes remain outstanding. With the consent of Arab Commerce Bank Ltd. and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we may repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

Registration Rights

Individuals holding shares and warrants to purchase an aggregate of 2,210,103 shares of our common stock have both demand and piggyback registration rights. Our registration rights agreement with Arab Commerce Bank Ltd. requires us to file a registration statement covering shares of common stock issued or issuable to them pursuant to the series 1 bridge note financing. Our registration rights agreement with SovCap Equity Partners requires us to file a registration statement covering shares of common stock issued or issuable to them pursuant to the conversion of their Series B Convertible Preferred shares.

Indemnification Provisions

Our by-laws, as amended, reflect the adoption of the provisions of the Massachusetts General Laws, Chapter 156B, Section 67 which empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Our by-laws, as amended, also provide that we will indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to our best interests, in accordance with, and to the full extent permitted by, the Massachusetts General Corporation Law.

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer and Trust Company, New York, New York.

                    SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to a Securities Exchange Agreement dated June 28, 2002, SovCap Equity Partners, Ltd. ("SovCap") exchanged $1,600,000 of the original principal amount of bridge financing notes along with accrued but unpaid interest, premiums and penalties for a total of 147,240 shares of Series B Convertible Preferred stock. The exchange price of the Series B Convertible Preferred stock was $17.10 per share.

As long as SovCap holds shares of the Series B Preferred stock they are entitled to receive cumulative, non-compounding cash dividends at the annual simple rate of 12% of the issue price of each share. The dividend accrues but is payable only (i) upon optional conversion, by SovCap, of the Series B Preferred shares into shares of our common stock, (ii) upon a liquidation or merger of the company or (iii) upon our redemption of the Series B Preferred stock for cash. Upon the occurrence of an optional conversion by SovCap, we have the option to pay any accrued or declared but unpaid dividends on the converted Series B Preferred stock, in shares of common stock rather than cash.

In the event of any liquidation, dissolution or winding up of Cambex, SovCap, if it is still a holder of the Series B Preferred stock, will be entitled to be paid, out of available funds and assets, and prior and in preference to any payment or distribution of any available funds and assets to any holders of common stock, an amount per share equal to the original issue price of the Series B Preferred stock plus any accrued but unpaid dividends.

Each share of Series B Preferred stock is convertible into the number of shares of common stock which results from dividing the issue price plus any accrued or declared but unpaid dividends, if the company so elects, outstanding at such time of conversion, by the conversion price for the Series B Preferred stock. The conversion price for the Series B Preferred stock is $1.65. Therefore, the 147,240 shares of Series B Preferred stock held by SovCap are convertible into up to a total of 1,525,939 shares of our common stock, excluding conversion of any unpaid dividends.

In addition to the Securities Exchange Agreement, which contains representations, warranties, covenants and other provisions typical to this type of transaction, we entered into a registration rights agreement with SovCap. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the Series B Preferred stock is convertible.

                     SOVEREIGN BRIDGE FINANCING

We borrowed $2,000,000 in January and February 2000 in exchange for, among other things, our issuance of bridge financing notes that accrued interest at the rate of 8% per annum until their maturity in the third quarter of 2000. Since their maturity, the bridge notes accrued interest at the rate of 12% per annum. As of November 21, 2002, one bridge financing note, held by Arab Commerce Bank Ltd., in the original principal amount of $150,000 remained outstanding.

Pursuant to lending us $150,000, we entered into a series 1 bridge note purchase agreement with Arab Commerce Bank Ltd. under which we issued them the following:

      a series 1 bridge financing note that is convertible into up to a total of 42,735 shares of our common stock, which number includes shares issuable upon conversion of principal, accrued interest through December 31, 2003, premium amounts and penalties due under the note;

      a repricing warrant attached to the series 1 bridge financing note that may be exercisable for up to a total of 107,966 shares of our common stock; and

      a common stock purchase warrant that is exercisable for up to a total of 22,500 shares of our common stock.

The series 1 bridge financing note matured on September 6, 2000. Because the bridge note matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common stock issuable upon conversion of the bridge note and exercise of the repricing warrant and the common stock purchase warrant described above, we owe Arab Commerce Bank premiums and penalties totaling approximately $43,600 (in addition to the repayment of principal and interest).

Before the maturity date, the series 1 bridge note accrued interest at 8% per annum. Currently, since the maturity date, interest is accruing at a rate of 12% per annum until the note is converted into stock or paid in full. The number of shares of our common stock covered by the registration statement of which this prospectus is a part, assumes accrued interest on the bridge note through December 31, 2003. If the actual interest amount exceeds the calculated amount, we anticipate that we will pay the difference in cash.

In connection with the financing, attached to the series 1 bridge note is a repricing warrant. If, during the 90 days after the bridge note is converted into shares of our common stock (the "repricing period"), Arab Commerce Bank sells any shares it receives from conversion of the bridge note and fails to realize a gain of at least 20% above its conversion price of the bridge note, then Arab Commerce Bank may exercise the repricing warrant on the 91st day after conversion of the bridge note. If Arab Commerce Bank does not sell shares received upon conversion of the bridge note during the repricing period, then it may not exercise the repricing warrant regardless of market price of our common stock during the repricing period. If Arab Commerce Bank realizes less than a 20% gain on shares sold during the repricing period, the number of shares that it may acquire by exercise of the repricing warrant depends upon the number of shares sold and the market price of our common stock during the repricing period. If the average market price of our common stock during the repricing period is equal to or greater than the conversion price of the converted bridge note, then Arab Commerce Bank may not acquire any shares by exercising the repricing warrant. If the average market price of our common stock is less than the conversion price of the converted bridge note, then Arab Commerce Bank may exercise the repricing warrant for a number of shares of our common stock equal to the number of shares sold for less than a 20% gain during the repricing period, multiplied by a fraction. The numerator of the fraction is the difference between the conversion price of the bridge note and the average market price of our common stock during the repricing period. The denominator of the fraction is the average market price of our common stock during the repricing period. The lowest average market price that may be used in calculating the fraction is $1.65 per share.

The maximum number of shares of common stock for which the repricing warrant could be exercised is a total of 107,966 shares. The exercise price of the repricing warrant is $0.10 per share.

Two of our principal stockholders, Joseph F. Kruy, our Chairman, President and Chief Executive Officer, and CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, Mr. Kruy's son, guaranteed our obligations under the series 1 bridge financing notes in the event that we fail to fulfill them. The obligations of Joseph Kruy and CyberFin under these guarantees are secured by their pledge of a total of 1,709,467 shares of our common stock that they own.

In addition to a series 1 bridge note purchase agreement, which contains representations, warranties, covenants and other provisions typical to this type of transaction, we entered into a registration rights agreement with Arab Commerce Bank Ltd.. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the series 1 bridge financing notes are convertible and for which the repricing warrants and the common stock purchase warrants are exercisable.

In connection with the series 1 bridge financing, we issued Sovereign Capital Advisors LLC a warrant exercisable for up to 100,000 shares of our common stock.

The shares of common stock being registered for Arab Commerce Bank Ltd. in this registration statement is for stock issuable pursuant to the conversion of a series 1 bridge financing note and attached repricing warrant. If in the future, Arab Commerce Bank exchanges its series 1 bridge financing note and attached repricing warrant for shares of our Series B Preferred stock, then such common stock so registered would be the shares of common stock issuable to Arab Commerce Bank upon conversion of its shares of Series B Preferred stock into our common stock.

                        COMMON STOCK PURCHASE WARRANTS

In connection with bridge note financings in January and February, 2000, we issued the lenders common stock purchase warrants exercisable for up to a total of 300,000 shares of our common stock. SovCap Equity Partners, Ltd. was issued warrants exercisable for up to 240,000 shares of our common stock.
The exercise price of SovCap's common stock purchase warrant for up to 225,000 shares is $4.19 per share and expires on January 18, 2005. The exercise price of SovCap's common stock purchase warrant for up to 15,000 shares is $7.01 per share and expires on February 9, 2005. Correllus International Ltd. was issued warrants exercisable for up to 37,500 shares of our common stock. The exercise price of Correllus International's common stock purchase warrant is $4.19 per share and expires on January 18, 2005. Arab Commerce Bank Ltd. was issued warrants exercisable for up to 22,500 shares of our common stock. The exercise price of Arab Commerce Bank's common stock purchase warrant for up to 15,000 shares is $7.01 per share and expires on February 9, 2005.

                         SELLING SECURITYHOLDERS

Overview

Shares of our common stock registered for resale under this prospectus constitute up to 9.7% of the issued and outstanding common stock of Cambex as of November 21, 2002. The number of shares we are registering is based in part on the decision to register the maximum number of shares issuable through exercise of the attached repricing warrants currently held by Arab Commerce Bank. Accordingly, the number of shares we are registering for issuance may differ from the number we actually issue pursuant to exercise of the repricing warrants.

SovCap Equity Partners, Ltd. currently holds Series B Convertible Preferred stock that is convertible into shares of our common stock. SovCap also holds common stock purchase warrants for shares of our common stock. Arab Commerce Bank Ltd. currently holds a series 1 bridge financing note that is convertible into shares of our common stock, together with a repricing warrant attached to the bridge note that may be exercisable for shares of our common stock. Arab Commerce Bank also holds a common stock purchase warrant for shares of our common stock. Correllus International Ltd. holds a common stock purchase warrant for shares of our common stock. Our securities now held by the selling securityholders were acquired from us in a private placement pursuant to a series 1 bridge note purchase agreement and through a Securities Exchange Agreement. Certain of the shares of common stock being registered for resale will be issued upon exercise of warrants.

Selling Securityholders Table

Based on information provided to us by selling securityholders, the following table shows, as of November 21, 2002:

    The number of shares and the percentage each Sovereign Lender beneficially owns before the effectiveness of the registration statement of which this prospectus is a part, based on our common stock outstanding on November 21, 2002 (which amount includes the maximum number of shares that Arab Commerce Bank may acquire as a result of the exercise of its attached repricing warrant);

    The number of shares of common stock each selling securityholder may resell under this prospectus; and

    Assuming each selling securityholder sells all the shares it is entitled to sell under this prospectus, the number of shares of common stock and the percentage each selling securityholder will beneficially own after the effectiveness of the registration statement of which this prospectus is a part, based on our common stock outstanding on November 21, 2002 and the issuance of shares included in this prospectus.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, is not necessarily indicative of beneficial ownership for any other purpose, and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options or warrants held by that person that are currently exercisable or exercisable within 60 days following November 21, 2002 (January 20, 2003) are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.



                          Shares of Common Stock            Shares of Common
                       Beneficially Owned Before     Stock to be Beneficially
                  Offering Under this Prospectus	   Owned After Offering
                                                     Under this Prospectus(1)

Name                             Number   Percentage    Number   Percentage

SovCap Equity Partners, Ltd.(2)  1,765,939   8.8%          0         0
Arab Commerce Bank Ltd. (3)        173,201   0.9           0         0
Correllus International Ltd. (4)    37,500   0.2           0         0
-----------------------------------
(1) Assumes the sale of all shares of our common stock that the selling security holder may sell under this prospectus.

(2) Consists of 1,525,939 shares issuable upon the conversion of Series B Preferred stock and a total of 240,000 shares issuable upon exercise of two common stock purchase warrants.

(3) Consists of 42,735 shares issuable upon the exercise of a series 1 bridge financing note, 107,966 shares issuable upon exercise of an attached repricing warrant and 22,500 shares issuable upon exercise of a common stock purchase warrant.

(4) Consists of 37,500 shares issuable upon exercise of a common stock purchase warrant.

The selling securityholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years.

SovCap Equity Partners, Ltd., a Bahamas corporation, is controlled by Mr. Barry Herman, its President. Arab Commerce Bank Ltd., a Caymans corporation is controlled by Tony DeNazareth, its Secretary. Correllus International Ltd., a Belize corporation, is controlled by its Director, Jan Telander.

                          PLAN OF DISTRIBUTION

General

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of shares of common stock by the selling securityholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of shares of common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any broker-dealer participating in such transactions as agent may receive commissions from the selling securityholders (and, if they act as agent for the purchaser of shares of common stock, from such purchaser). Broker-dealers may agree with the selling securityholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling securityholders, to purchase as principal any unsold shares of common stock at a price required to fulfill the broker-dealer commitment to the selling securityholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. Brokers or dealers who acquire shares of common stock as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the shares.

In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

The selling securityholders are subject to the applicable provisions of the 1934 Securities Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions involving shares of common stock, each of the selling securityholders, and the Company will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the shares.

The selling securityholders will pay all commissions and their own expenses, if any, associated with the sale of shares of the common stock, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.



                      Underwriting Compensation and Expenses

	                                         Per Share	      Total

Estimated offering expenses:
   SEC filing fee                              $0.000193        $  381.94
   Accountants' fees and expenses
   Legal fees and expenses
Total                                          $	          $


                                 LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby
will be passed upon for us by 	.

                                   EXPERTS

The financial statements of the Company appearing in this prospectus have been audited by Sullivan Bille, P.C., independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also publicly available through the Commission's Web site on the Internet at http://www.sec.gov. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each such statement being qualified by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to the Company at Cambex Corporation, 360 Second Avenue, Waltham, MA 02451, Attention: Chief Executive Officer, telephone (781) 890-6000.

                     CAMBEX CORPORATION AND SUBSIDIARIES


                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                Page

Report of Independent Public Accountants                        F - 2

Consolidated Balance Sheets at December 31, 2000,
December 31, 2001 and September 30, 2002 (unaudited)            F - 3

Consolidated Statements of Operations for the Years
Ended December 31, 2000 and December 31, 2001 and for
the nine months ended September 29, 2001 and
September 30, 2002 (unaudited)                                  F - 5

Consolidated Statements of Stockholders' Investment
for the Years Ended December 31, 2000 and December 31, 2001
and the nine months ended September 30, 2002 (unaudited)        F - 6

Consolidated Statements of Cash Flows for the
Years Ended December 31, 2000 and December 31, 2001 and
for the nine months ended September 29, 2001 and
September 30, 2002 (unaudited)                                  F - 7

Notes to Consolidated Financial Statements                      F - 9

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Cambex Corporation

We have audited the accompanying consolidated balance sheet of Cambex Corporation (a Massachusetts corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' investment and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cambex Corporation and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements for the year ended December 31, 2000 have been restated to reflect the recording of premiums and penalties relating to certain notes payable.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                 SULLIVAN BILLE, P.C.
                                 CERTIFIED PUBLIC ACCOUNTANTS

Tewksbury, Massachusetts
February 11, 2002

                       CAMBEX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
 SEPTEMBER 30, 2002 (UNAUDITED), DECEMBER 31, 2001 AND DECEMBER 31, 2000

                                      ASSETS

                                SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                     2002          2001         2000
                                                             (RESTATED)

CURRENT ASSETS:

   CASH AND CASH EQUIVALENTS     $   256,054  $   209,573   $   234,512

   ACCOUNTS RECEIVABLE,
   Less Reserves of $58,000
   in 2002, 2001 and 2000          1,892,592      240,384       322,888


   INVENTORIES                       419,060      472,910       460,620

   PREPAID EXPENSES                   81,754       56,729        67,301

      TOTAL CURRENT ASSETS       $ 2,649,460  $   979,596   $ 1,085,321

PROPERTY AND EQUIPMENT, at cost:
   MACHINERY AND EQUIPMENT       $ 3,064,767  $ 3,052,887   $ 3,052,887
   FURNITURE AND FIXTURES            162,625      162,625       162,625
   LEASEHOLD IMPROVEMENTS            602,092      602,092       602,092
                                 $ 3,829,484  $ 3,817,604   $ 3,817,604

 LESS - ACCUMULATED DEPRECIATION
             AND AMORTIZATION      3,799,411    3,772,186     3,721,481

 NET PROPERTY AND EQUIPMENT      $    30,073  $    45,418   $    96,123

OTHER ASSETS:
      DEFERRED OFFERING COSTS    $      -     $   427,975   $   476,886
      GOODWILL                       313,670         -             -
      OTHER                           45,630       37,830        37,830

        TOTAL OTHER ASSETS       $   359,300  $   465,805   $   514,716

  TOTAL ASSETS                   $ 3,038,833  $ 1,490,819   $ 1,696,160

The accompanying notes are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
   SEPTEMBER 30, 2002 (UNAUDITED), DECEMBER 31, 2001 AND DECEMBER 31, 2000

                LIABILITIES AND STOCKHOLDERS' INVESTMENT

                               SEPTEMBER 30, DECEMBER 31,  DECEMBER 31,
                                      2002         2001           2000
                                                             (RESTATED)
CURRENT LIABILITIES:
LINE OF CREDIT               $    816,639  $        -     $       -
LOAN AGREEMENT                  1,003,746      1,057,991     1,032,443
NOTES PAYABLE                     425,000      2,850,000     2,500,000
ACCOUNTS PAYABLE                2,202,059        826,852       584,726
OBLIGATIONS FOR TRADE-IN MEMORY   240,000        240,000       240,000
OTHER LIABILITIES-SHORT
 TERM PORTION                   2,689,540      2,629,765     1,692,733
ACCRUED EXPENSES                1,087,678      1,950,672     1,460,042

 TOTAL CURRENT LIABILITIES   $  8,464,662  $   9,555,280  $  7,509,944

LONG TERM DEBT               $       -     $   1,273,730  $  1,273,730
OTHER LIABILITIES-LONG
 TERM PORTION                        -            84,642     1,044,560

STOCKHOLDERS' INVESTMENT:
PREFERRED STOCK, $ 1.00 PAR
VALUE PER SHARE
AUTHORIZED - 3,000,000 SHARES
SERIES A - ISSUED -
 98,223 shares in 2002       $     98,223  $        -     $       -
SERIES B - ISSUED -
 147,240 shares in 2002           147,240           -             -

COMMON STOCK, $ .10 PAR VALUE
PER SHARE
AUTHORIZED - 25,000,000 SHARES
ISSUED -
19,865,609 shares in 2002,
11,484,738 shares in 2001,and
11,287,847 shares in 2000    $  1,986,561  $   1,148,474  $  1,128,785
CAPITAL IN EXCESS OF PAR VALUE 20,498,545     16,268,677    16,024,049
ACCUMULATED OTHER
   COMPREHENSIVE INCOME           102,677        102,677       102,465
RETAINED EARNINGS (DEFICIT)   (27,370,104)   (26,053,690)  (24,510,407)
LESS - COST OF SHARES HELD
IN TREASURY
1,545,258 in 2002 and 2001,
and 1,537,980 in 2000            (888,971)      (888,971)     (876,966)

TOTAL STOCKHOLDERS'
 INVESTMENT                  $ (5,425,829) $  (9,422,833) $ (8,132,074)
TOTAL LIABILITIES AND
 STOCKHOLDERS' INVESTMENT    $  3,038,833  $   1,490,819  $  1,696,160

The accompanying notes are an integral part of these consolidated financial statements.
                                  F-4

                     CAMBEX CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
    FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 2001
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001 (UNAUDITED)
                   AND SEPTEMBER 30, 2002 (UNAUDITED)

                               Nine Months            Nine Months
                                 Ended     Year Ended   Ended     Year Ended
                           September 30,December 31,September 29,December 31,
                                  2002        2001      2001         2000
                                                                  (restated)
REVENUES                     $11,475,309 $ 1,855,011 $ 1,388,184 $ 2,400,252
COST OF SALES                  8,630,093     892,297     679,736   1,130,793

Gross profit                 $ 2,845,216 $   962,714 $   708,448 $ 1,269,459

OPERATING EXPENSES:
   Research and development  $   749,323 $ 1,030,241 $   790,929 $ 1,363,141
   Selling                     2,254,850     504,399     358,898   1,110,424
   General and administrative    714,948     420,357     345,470     466,169

   Total operating expenses  $ 3,719,121 $ 1,954,997 $ 1,495,297 $ 2,939,734

OPERATING INCOME (LOSS)      $  (873,905)$  (992,283)$  (786,849)$(1,670,275)

Interest Expense                (442,509)   (551,000)   (412,000) (1,010,618)

INCOME (LOSS) BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEMS    $(1,316,414)$(1,543,283)$(1,198,849)$(2,680,893)
   Provision for income taxes       -           -           -           -
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEMS        $(1,316,414)$(1,543,283)$(1,198,849)$(2,680,893)
    Extraordinary Items             -           -           -        102,406
NET INCOME (LOSS)            $(1,316,414)$(1,543,283)$(1,198,849)$(2,578,487)
OTHER COMPREHENSIVE INCOME,
 NET OF TAX:
    Foreign Currency
     translation Adjustments        -            212        -            476
OTHER COMPREHENSIVE INCOME   $      -    $       212 $      -    $       476
TOTAL COMPREHENSIVE LOSS     $(1,316,414)$(1,543,071)$(1,198,849)$(2,578,011)

INCOME(LOSS)PER COMMON SHARE $     (0.09)$     (0.16)$     (0.12)      (0.27)

Weighted Average Common Shares
 Outstanding                  14,500,000  9,890,000    9,875,000   9,680,000
Weighted Average Common and Common
Equivalent Shares Outstanding 14,500,000  9,890,000    9,875,000   9,680,000


The accompanying notes are an integral part of these consolidated financial statements.

                         CAMBEX CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                    Common Stock  Capital in  Accumulated  Retained   Cost of
                       $.10        Excess of     Other      Earnings   Shares
                    Par Value     Par Value  Comprehensive (Deficit)  Held in
                                                Income               Treasury
BALANCE AT
 DECEMBER 31, 1999    $1,107,623 $15,970,199 $101,989 $(21,931,920)$(854,766)
ADD:
Net loss              $     -    $      -    $   -    $( 2,578,487)$    -
Exercise of employee
 stock options               800         160     -            -         -
Exercise of warrants      10,000      12,200     -            -         -
Purchase of shares for
 the treasury               -           -        -            -      (22,200)
Stock Purchase Plan Shares 8,539       1,707     -            -         -
Translation adjustment      -           -         476         -         -
Conversion of note payable 1,823      39,783     -            -         -
BALANCE AT DECEMBER
 31, 2000 (RESTATED)  $1,128,785 $16,024,049 $102,465 $(24,510,407)$(876,966)
ADD:
Net loss              $     -    $      -    $   -    $( 1,543,283)$    -
Issuance of warrants        -          1,400     -            -         -
Issuance of common stock     250       3,031     -            -         -
Purchase of shares for
 the treasury               -           -        -            -      (12,005)
Translation adjustment      -           -         212         -         -
Conversion of note payable19,439     240,197     -            -         -
BALANCE AT
 DECEMBER 31, 2001    $1,148,474 $16,268,677 $102,677 $(26,053,690)$(888,971)
ADD:
Net loss              $     -    $      -    $   -    $( 1,316,414)$    -
Conversion of long
 term debt               754,087     904,905     -            -
Acquisition of business   84,000     302,800     -            -
Conversion of notes
 payable                    -      3,022,163     -            -
BALANCE AT SEPTEMBER 30,
 2002 (UNAUDITED)     $1,986,561 $20,498,545 $102,677 $(27,370,104)$(888,971)


                  Preferred Stock
                  $1.00 Par Value
BALANCE AT
 DECEMBER 31, 2001    $   -

ADD                    245,463

BALANCE AT SEPTEMBER
 30, 2002 (UNAUDITED) $245,463


The accompanying notes are an integral part of these consolidated financial statements.

                   CAMBEX CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOW
         FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001 (UNAUDITED)
                   AND SEPTEMBER 30, 2002 (UNAUDITED)

                            Nine Months            Nine Months
                                 Ended     Year Ended   Ended     Year Ended
                           September 30,December 31,September 29,December 31,
                                  2002        2001      2001         2000
                                                                  (restated)

CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss)            $(1,316,414)$(1,543,283)$(1,198,849)$(2,578,487)
Adjustments to reconcile
net income(loss) to net cash
provided by(used in)
operating activities:
 Depreciation                $    27,225 $    50,705 $    38,025 $    82,285
 Amortization of prepaid
  expenses                         4,048       7,225       7,225       7,210
 Common stock issued as
  compensation                      -          3,281        -           -
 Change in assets and liabilities:
  Decrease (increase) in
   accounts receivable         1,055,507      82,504      24,437    (120,422)
  Decrease(increase)in inventory 954,220     (12,290)     31,480     161,810
  Decrease(increase)in prepaid
   expenses                      (11,067)      3,347       2,407      (8,516)
  Decrease(increase)in other assets  166        -           -           -
  Increase(decrease)in accounts
   payable                      (112,567)    242,126     206,399     121,051
  Increase(decrease)in obligations
   for trade-in memory              -           -           -        (46,250)
  Increase(decrease)in accrued
   expenses                      139,317     599,177     358,062     946,193
  Increase(decrease)in deferred
   revenue                          -           -           -       (100,116)
  Increase(decrease)in other
   liabilities                   (24,867)    (22,886)    (21,706)   (554,805)
     Total adjustments       $ 2,031,982 $   953,189 $   646,329 $   488,440
Net cash provided by(used in)
 operating activities        $   715,568 $  (590,094)$  (552,520)$(2,090,047)

CASH FLOWS FROM INVESTING
ACTIVITIES:
 Purchases of equipment, net $      -    $      -    $      -    $      -
Net cash provided by
(used in)investing activities$      -    $      -    $      -    $      -

CASH FLOWS FROM FINANCING
ACTIVITIES:
 Increase(decrease) in notes
 payable                     $   175,000 $   550,000 $   550,000 $ 1,950,000
 Proceeds from sale of common
 stock and warrants                 -          1,400       4,681      75,012
 Purchase of common stock for
 the treasury                       -        (12,005)       -        (22,200)
 Decrease(increase)in deferred
 offering costs, net                -           -           -       (476,886)
 Net borrowings(repayments)
 under loan agreement            (54,245)     25,548        (377)    431,414
 Net borrowings(repayments)
 under line of credit           (789,842)       -           -           -
 Net cash provided by (used
 in) financing activities    $  (669,087)$   564,943 $   554,304 $ 1,957,340
 Effect of exchange rate
 changes on cash                    -            212        -            476
 Net increase (decrease) in
  cash and cash equivalents  $    46,481 $   (24,939)$     1,784 $  (132,231)
 Cash and cash equivalents at
 beginning of year               209,573     234,512     234,512     366,743
 Cash and cash equivalents at
 end of period               $   256,054 $   209,573 $   236,296 $   234,512

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest                   $    75,868 $    50,000 $    50,000 $    67,618
  Income Taxes                      -           -           -           -
Non-cash financing activity:
 Conversion of notes payable
 and accrued interest into
 common stock, net of
 deferred offering costs     $      -    $   259,636 $   171,756 $    41,406
 Conversion of long term debt
 and accrued interest
 into common stock           $ 1,658,992 $       -   $      -    $      -
 Net assets of business acquired
 and increase in goodwill financed
 via issuance of common
 stock and accrued expenses  $   511,800 $       -   $      -    $      -
 Conversion of notes payable and
 accrued interest into preferred
 stock, net of deferred
 offering costs              $ 3,267,626 $       -   $      -    $      -



The accompanying notes are an integral part of these consolidated financial statements.

                     CAMBEX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the Nine Months Ended September 30, 2002 and 2001 and related disclosures has not been audited by Independent Public Accountants)

(1)   Liquidity

As further described in Note 13, from June 1, 1998 through August 18, 1999, we raised $1,270,000 in cash from the issuance of 10% Subordinated Convertible Promissory Notes. We also have a loan and security agreement under which we may borrow up to $1,100,000 outstanding at any one time of which $1,003,746 and $1,057,991 was outstanding as of September 30, 2002 and December 31, 2001, respectively. During 1999, we raised $550,000 in cash from the issuance of notes payable with interest at 12% per annum and maturities of November, 2001. During 2000, we raised $2,000,000 in cash from the issuance of series 1 bridge financing notes that matured in the third quarter of 2000. During 2001, we raised $550,000 in cash from the issuance of notes payable with interest at 12% per annum. During 2002, we raised $175,000 in cash from the issuance of notes payable with interest at 12% per annum.

We have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. Our working capital deficit is a significant threat to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon several factors including, but not limited to, our ability to generate revenues in significantly greater amounts than in the past four fiscal years and our ability to raise additional capital. The additional financing, if obtained, will be used to fund our continuing operations, particularly in development, sales and marketing. Our management continues to work to establish new strategic alliances that it believes will result in increased revenues through the sale of a greater volume of products. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

We need additional capital and additional financing may not be available. Our common stock purchase agreement with Thumberland Limited expired in June 2002. We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness may not be adequate to finance our operations for our current activities and foreseeable future. As of December 31, 2001, our cash burn rate was approximately $40,000 per month or $480,000 per year at the current sales levels. Currently, our cash burn rate from operations is approximately $80,000 per month or $960,000 per year at the current sales levels. For each $100,000 reduction in sales, our cash burn rate would increase by approximately $28,000 per month. Conversely, for each $100,000 increase in sales, our cash burn rate would decrease by approximately $28,000 per month. These numbers may change based on product mix. The time period for which we believe our capital is sufficient and the burn rate are estimates. The actual time period and burn rate may differ materially as a result of a number of factors, risks and uncertainties that are described herein. We are actively pursuing raising additional capital and if we are unable to raise additional capital, we may not be able to meet our anticipated working capital requirements.

We are attempting to raise additional capital to cover the burn rate not covered by incremental gross profit. This amount is dependent upon sales and gross margin. If sales and gross profit do not increase or capital cannot be raised to cover the current burn rate, we intend to reduce operating expenses as much as practicable to continue operations until balance is established.

If we are not successful in raising additional capital or increasing our sales to adequate levels, we will not be able to continue our current operations and there is substantial doubt as to our ability to continue as a going concern. There can be no assurance that we will be successful in raising such additional capital at all or on terms commercially acceptable to us or our shareholders.

In addition, the sale of equity securities could result in the dilution of the percentage ownership of existing shareholders and could also adversely affect the market price of our common stock.

(2)   Summary of Significant Accounting Policies

Restatement of 2000 Consolidated Financial Statements

The consolidated financial statements for year ended December 31, 2000 have been restated to reflect the recording of $607,000 of premiums and penalties relating to the Series 1 bridge financing notes. The effect of the restatement was to increase interest expense and accrued expenses. The premiums and penalties were incurred because the bridge notes matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common stock issuable upon conversion of the bridge notes and exercise of the repricing warrants and the common stock purchase warrants.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cambex Corporation and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

We manufacture equipment for sale or lease. We follow the guidance in Staff Accounting Bulletin ("SAB") 101 in applying generally accepted accounting principles to revenue recognition in consolidated financial statements. We include items in revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed or determinable and collectibility is reasonably assured. Under certain equipment leases which qualify as sales type leases, the present value of noncancelable payments is currently included in revenues as sales, and all related costs, exclusive of the residual value of the equipment, are currently included in cost of sales. The unearned interest is recognized over the noncancelable term of the lease. For equipment leased under operating lease agreements, revenue is recognized over the lease term and the equipment is depreciated over its estimated useful life. The "obligations for trade-in memory" were determined in each contract when we took mainframe memory in trade when we installed our mainframe memory in our customers' computers. The amount remaining in this account is an obligation for product credit which was established when mainframe memory was traded-in for the purchase of memory.

Inventories

Inventories, which include materials, labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out) or market and consist of the following:
                          December 31,  December 31,     September 30,
                              2000          2001               2002
                                                          (Unaudited)
     Raw materials        $  392,686    $   367,570        $   305,972
     Work-in-process          20,453         59,591             57,640
     Finished goods           47,481         45,749             55,448

                          $  460,620    $   472,910        $   419,060

Property and Equipment

We provide for depreciation and amortization on a straight- line basis to amortize the cost of property and equipment over their estimated useful lives as follows:

             Leasehold improvements          2-10 Years
             Machinery and equipment         3- 8 Years
             Furniture and fixtures          3- 8 Years
             Leased equipment                3- 5 Years

Maintenance and repair items are charged to expense when incurred; renewals or betterments are capitalized.

If property is sold or otherwise disposed of, our policy is to remove the related cost and accumulated depreciation from the accounts and to include any resulting gain or loss in income.

Depreciation expense of $27,225, $50,705 $38,025 and $82,285, was recorded for the periods ended September 30, 2002, December 31, 2001, September 29, 2001 and December 31, 2000, respectively.

Deferred Offering Costs

Deferred offering costs represent the costs associated with the registration of our common stock and were reduced as series 1 bridge financing notes were converted.

Net Income (Loss) Per Common Share

Basic income (loss) per share amounts are based on the weighted average number of common shares outstanding during each period. Diluted income (loss) per share amounts are based on the weighted average number of common shares and common share equivalents outstanding during each period to the extent such equivalents have a dilutive effect on the income (loss) per share.

Common share equivalents were not included in diluted income (loss) per share because we incurred a loss for each period. The inclusion of the common stock equivalents would have had an antidilutive effect on the computation of diluted income (loss) per share.

Cash and Cash Equivalents

Cash and cash equivalents are recorded at cost which approximates market value. Cash equivalents include certificates of deposit, government securities and money market instruments purchased with maturities of less than three months.

Stock Options and Employee Stock Purchase Plan

Proceeds from the sale of newly issued stock to employees under our stock option plans and Employee Stock Purchase Plan are credited to common stock to the extent of par value and the excess to capital in excess of par value. Income tax benefits attributable to stock options are credited to capital in excess of par value.

Disclosures about the Fair Value of Financial Instruments

Our financial instruments consist mainly of cash, cash equivalents, accounts receivable, investment in sales-type leases, property held for sale, accounts payable, notes payable, and a revolving credit agreement. The carrying amounts of these financial instruments approximate their fair value due to the short-term nature of these instruments.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of

On January 1, 1996, we adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of". SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. Based on our review, we do not believe that any material impairment of its long-lived assets has occurred. Our review was based on the assumption that we continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Comprehensive Income

On January 1, 1998, we adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires that changes in stockholders' equity from transactions and events other than those resulting from investments by and distributions to stockholders be reflected in comprehensive income or loss.

Segment Reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," became effective for periods beginning after December 31, 1997. This statement requires the presentment of information about the identifiable components comprising an enterprise's business activities.

We have determined that there are no separately reportable operating segments and, therefore, do not present separate reporting segments in the consolidated financial statements.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to continue to account for such plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the exercise price of the stock (See Note 9).

(3)   Business Operations

We are a designer and supplier of data storage products and solutions. Our products include memory for computing systems and fibre channel connectivity and storage products used to build storage area networks (SANs). As discussed in Note 14, we purchased Super PC Memory, Inc. as of March 12, 2002.

We sell our equipment to end users, resellers, distributors and OEMs. Our principal customers operate in a wide variety of industries and in a broad geographical area. During 2001, two customers, Compaq and StorageTek, accounted for 46% and 16%, respectively, of total revenues for the year. During 2000, these two customers, Compaq and StorageTek, accounted for 18% and 11%, respectively, of total revenues for the year. Foreign sales were 19% in 2001 and 14% in 2000 of total revenues. In the year ended December 31, 2001, our top five customers accounted for approximately 74% of our total net revenues, and in the year ended December 31, 2000, our top five customers accounted for approximately 45% of our total net revenues.

(4)   Income Taxes

In accordance with SFAS No. 109, "Accounting For Income Taxes", deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.


The following table presents the components of income (loss) before income taxes and extraordinary items:

                Year ended        Year ended
                December 31,      December 31,
                   2001             2000

Domestic         $(1,541,000)     $(2,653,000)

Foreign           (    2,000)      (   28,000)

                 $(1,543,000)     $(2,681,000)


The following table presents a reconciliation between taxes provided at the statutory federal income tax rate and the actual tax provision recorded for the following periods:

                              Year ended      Year ended
                               December        December
                                 2001            2000
Provision (credit) at
federal statutory rate        $( 524,700)     $ (857,300)

State tax provision
(credit), net of federal
tax benefit                    (  97,000)       (182,100)

Foreign and other losses
for which no benefits have
been recorded                        700           9,600

Change in valuation
allowances                       620,600       1,040,300

Other                                400        ( 10,500)
                              $    -0-        $    -0-

We have federal net operating loss carryovers totalling $22,720,000 which expire through the year ended December 31, 2021.

The tax effects of the significant items which comprise the deferred tax liability and tax asset, as of fiscal 2001 and 2000 are as follows:

                                   December       December
                                     2001           2000

Assets
Reserves not currently deductible
 for tax purposes                  $ 1,350,000    $ 1,335,000
State tax net operating loss
 carryforward                        2,225,000      2,263,000
Federal net operating loss
 carryforward                        6,998,000      6,274,000
Employee benefits                       32,000         47,000
Other                                   36,000         36,000

 Total deferred tax assets         $10,641,000    $ 9,955,000

Liabilities
Fixed asset basis difference       $         0    $         0
Other                                  104,000         96,000

 Total deferred tax liabilities    $   104,000    $    96,000

Net deferred tax asset             $10,745,000    $10,051,000
Valuation allowance                (10,745,000)   (10,051,000)
Tax asset                                   0             0

Tax refunds receivable                      0             0

Total tax asset                             0             0

Due to the uncertainty of the realizability of the deferred tax assets, we have established a valuation allowance for the net deferred tax assets.


(5)   Short Term Borrowings

We have a loan and security agreement with a related party referred to in
Note 13. The outstanding balance due to the related party was $1,003,746, $1,057,991 and $1,032,443 at September 30, 2002, December 31, 2001 and 2000,
respectively.

Notes payable of $2,850,000 at December 31, 2001 include $1,100,000 of advances payable which are due on demand. The $1,100,000 of advances payable includes amounts of $1,000,000 from related parties. Notes payable of $425,000 at September 30, 2002 include $275,000 of advances payable which are due on demand. The $275,000 of advances payable includes amounts of $175,000 from related parties. These notes are further described in Note 13. In the second quarter of 2002, related party holders of secured notes converted $1,000,000 of principal plus $227,801 of accrued interest into 98,223 shares of Series A Convertible Preferred stock. The Series A Convertible Preferred shares pay a 12% annual dividend. The purchase price per share of the Series A Convertible Preferred stock was $12.50. The Series A Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 98,223 shares of Series A Preferred stock could convert their preferred shares into 982,230 shares of common stock.

The balance of $150,000 and $1,750,000 as of September 30, 2002 and December 31, 2001, respectively, represents series 1 bridge financing notes issued in 2000. During the first quarter of 2000, we borrowed $2,000,000 in cash from SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd. in exchange for, among other things, our issuance of series 1 bridge financing notes that matured in the third quarter of 2000. We received net proceeds equal to $1,737,900 from SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd. as a result of this bridge financing.

The series 1 bridge financing notes bore interest at the rate of 8% per annum prior to maturity. Since maturity, interest is accruing on these notes at a rate of 12% per annum. These bridge notes are convertible into shares of our common stock at any time at a weighted average per share price of $4.08. Because the bridge notes matured before we registered, under the Securities Act of 1933, as amended, the offer and resale of shares of our common stock issuable upon conversion of the bridge notes and exercise of the repricing warrants and the common stock purchase warrants described above, SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd. became entitled to premiums and penalties totaling approximately $607,000 (in addition to the repayment of principal and interest). Following conversion of the bridge notes, if SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd. do not realize at least a 20% gain on shares of common stock that they choose to sell during the 90 days following conversion, then SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., and Correllus International Ltd. are entitled to acquire additional shares of common stock at a price of $0.10 per share through the exercise of repricing warrants. In addition to these bridge notes and the attached repricing warrants, we issued warrants to purchase 300,000 shares of common stock. These warrants have a weighted average exercise price of $4.54 per share. There is no value associated with these warrants recorded on our books. In the fourth quarter of 2000, one of our lenders, converted a portion of its Series 1 Bridge Financing Note ($50,000 of unpaid principal plus interest, premiums and penalties) into 18,232 shares of our common stock at a conversion price of $3.79.In the first quarter of 2001, the same lender, converted the balance of its Series 1 Bridge Financing Note ($200,000 of unpaid principal plus interest, premiums and penalties) into 74,335 shares of our common stock at a conversion price of $3.79. They also exercised a repricing warrant and received 112,778 shares of our common stock. In the second quarter of 2002, one of our lenders converted $1,600,000 of principal, $487,067 of premium and penalties, $430,733 of interest, and all attached repricing warrants into 147,240 shares of Series B Convertible Preferred stock. The Series B Convertible Preferred shares pay a 12% annual dividend. The purchase price per share of the Series B Convertible Preferred stock was $17.10. The Series B Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 147,240 shares of Series B Preferred stock could convert their Preferred shares into 1,525,939 shares of common stock. The holders of the Series B Convertible Preferred stock were granted registration rights for the underlying common stock into which the Preferred is convertible.

Our Super PC Memory, Inc. subsidiary has a line of credit of $2,000,000 available from GE Capital Commercial Services, Inc., limited to 75% of the eligible receivables of Super PC Memory, Inc. At September 30, 2002 we had a balance of $816,639 under this line of credit.


(6)   Long-Term Debt and Related Matters

Long-term debt at September 30, 2002, December 31, 2001 and 2000 consists of the following:

                                       2002          2001            2000
    Subordinated Convertible Notes
    with interest rate of 10%
    due April 30, 2003                $  -        $1,273,730    $1,273,730

During 2002, under the terms of these 10% notes, the holders converted the 10% notes into shares of common stock at a conversion price of $0.22 per share. Of the advances received for the notes, approximately $1,070,000 was received from related parties and is discussed in Note 13.

 (7)   Earnings Per Share

Earnings per share are computed by dividing net income by the average number of common shares and common stock equivalents outstanding during the period. The weighted average number of common shares outstanding during the periods ended September 30, 2002, September 29, 2001, December 31, 2001 and 2000 were approximately 14,500,000, 9,875,000, 9,890,000 and 9,680,000, respectively.

Common stock equivalents include the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options and warrants (see Note 9), assuming that we reinvested the proceeds to purchase additional shares at market value. Common stock equivalents also include shares of common stock that would be issuable upon conversion of subordinated promissory convertible notes.

Options and warrants to purchase 7,416,034 and 5,697,035 weighted average shares of common stock during the years ended December 31, 2001 and December 31, 2000, respectively, were not included in the computation of diluted loss per share because to do so would have had an antidilutive effect on the computation of loss per share. Weighted average shares issuable from convertible notes of 6,234,640 and 5,235,261 were not included in the diluted earnings per share because to do so would have had an antidilutive effect on the computation of earnings per share.

As more fully described in Note 9, options and warrants to purchase 7,680,265 and 6,895,265 shares of common stock outstanding at December 31, 2001 and 2000, respectively, and 6,226,522 and 5,235,261 shares of common stock issuable upon conversion of notes outstanding at December 31, 2001 and 2000 could potentially dilute basic income (loss) per share in the future.

(8)   Commitments and Contingencies

At December 31, 2001, we had minimum rental commitments under long-term, noncancelable operating leases for facilities and other equipment as follows:

            Due during Fiscal Year

                  2002              $  381,924
                  2003              $  159,134
                  Total             $  541,058

Total rental expense, including the cost of short-term equipment leases, real estate taxes and insurance paid to the landlord and charged to operations approximated $113,000 for the year ended December 31, 2001 and $111,000 for the year ended December 31, 2000. During 1999 and 2000, we entered into agreements to sublet portions of our facilities to unrelated parties.

In the ordinary course of business, we are involved in legal proceedings. We believe that the outcome of these proceedings will not have a material adverse effect on our financial condition or results of operations.

(9)   Stock Options and Warrants

On March 24,1987, we established the 1987 Stock Option Plan and 75,620 options to purchase shares of our common stock were outstanding as of December 31, 2001. On March 7, 1997, we established the 1997 Stock Option Plan. As of December 31, 2001, there were 775,000 options to purchase shares of our common stock outstanding under the 1997 Plan. On November 12, 1999, the 1997 Plan was cancelled. On November 12, 1999, we established and on December 23, 1999, shareholders approved the Year 2000 Equity Incentive Plan. The Year 2000 Equity Incentive Plan provides for the issuance of up to 1,500,000 shares of our common stock and 252,000 options to purchase shares of our common stock were outstanding as of December 31, 2001. The Year 2000 Equity Incentive Plan replaces the 1997 Plan for all future options. At December 31, 2001, we had three stock option plans for officers and certain employees under which 2,350,620 shares were reserved and options for 1,248,000 shares were available for future grants. Options are granted at not less than 85%, or in certain cases, not less than 100%, of the fair market value of the common stock on the date of grant. Options outstanding have a term of ten years and become exercisable in installments as determined by the Board of Directors. The plans' options vest between one through six years and all expire between January 6, 2002 and May 16, 2011.

Stock option activity for the two years and nine months ended September 30, 2002 was as follows:

Option Shares                        Number of shares      Option Price
                                     of common stock       per share
                                     covered by options

      Outstanding at December 31, 1999  1,089,320           .12  -   1.67

	Granted                             301,000          1.25  -   5.30
	Exercised, cancelled or
	    Expired                        ( 72,700)          .12  -   3.00
	Outstanding at December 31, 2000  1,317,620           .12  -   5.30

	Granted                             240,000           .40  -    .62
	Exercised, cancelled or
	    Expired                        (455,000)          .26  -   5.30
	Outstanding at December 31, 2001  1,102,620           .12  -   5.30

	Granted                             700,000
	Exercised, cancelled or
	    Expired                        (  5,000)         3.00
	Outstanding at September 30, 2002 1,797,620           .12  -   5.30

As of December 31, 2001 and 2000, options for 598,020 and 352,520 shares were exercisable at aggregate option prices of $122,594 and $78,702, respectively.

Had compensation cost for these plans been determined consistent with SFAS No. 123, our net income(loss) and income(loss) per share would have been changed to the following pro forma amounts:

                                      Year ended    Year ended
                                    December 31,  December 31,
                                          2001         2000

Net Income (Loss): As Reported (000's)    (1,543)      (2,578)
                   Pro Forma              (1,591)      (2,663)

Basic and Diluted EPS:As Reported         ( 0.16)      ( 0.27)
                      Pro Forma           ( 0.16)      ( 0.28)


The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions for grants in the periods presented.

                                     Year ended    Year ended
                                     December 31,  December 31,
                                        2001           2000

Assumptions:
      Risk free interest rate           4.64%          6.13%
      Expected dividend yield              0%             0%
      Expected life in years              10             10

As of December 31, 2001 and 2000, warrants to purchase 6,577,645 and 5,577,645 shares of common stock at weighted average prices of $1.19 and $1.33 per share, respectively, were outstanding and an equal number of shares were reserved for issuance.

(10)   Incentive Bonus Plan and 401(k) Profit Sharing Retirement Plan

We have an incentive bonus plan under which certain key employees as a group are entitled to receive additional compensation up to a maximum of 15% of our pre-tax income, as defined. There was no provision in 2002, 2001 or 2000.

On September 1, 1988, we established the Cambex Corporation 401(k) Profit Sharing Retirement Plan (the Plan). Under the Plan, employees are allowed to make pre-tax retirement contributions. In addition, we may provide matching contributions based on pre-established rates. Each year the Board of Directors determines whether matching contributions will be made and in what amounts. Our contributions have been in the form of Cambex common stock since fiscal 1994.

We offer no post-retirement benefits other than those provided under the Plan.

(11) Equity Line

During the third quarter of fiscal 2000, we signed a common stock purchase agreement which expired in June 2002 with Thumberland Limited, a private investor, for the future issuance and purchase of shares of our common stock.

(12)  Employee Stock Purchase Plan

On December 20, 1993, we established the Cambex Corporation Employee Stock Purchase Plan (the Plan), which was approved by the shareholders. On August 31, 1998, the Board of Directors voted, subject to shareholder approval, to increase the number of shares to cover the number of shares purchased under the Plan during the period of January 1, 1998 to June 30, 1998 and to terminate the Plan. The termination became effective in 2000. Under the Plan, employees could elect to have a specified percentage of their wages withheld through payroll deduction and purchase common stock shares at 85% of the lower of the fair market value of Common Stock on the first or last trading day of each Purchase Period. There were two (2) Purchase Periods each year - the first six months and the last six months of each calendar year. During fiscal 2000, there were 85,383 shares issued under the Plan.

(13)  Related Party Transactions

On June 1, 1998, we borrowed approximately $1,060,000, including approximately $460,000 from Joseph F. Kruy, our Chairman of the Board, President and Chief Executive Officer, $250,000 from each of H. Terry Snowday, Jr. and Richard E. Calvert, each greater than 5% shareholders of Cambex, in exchange for the issuance of 10% Subordinated Convertible Promissory Notes (the "10% Notes"). Under the terms of the 10% Notes, which are due on April 30, 2003, the holders may convert the 10% Notes into shares of common stock at a conversion price of $0.22 per share. In addition to the 10% Notes, each holder, including Messrs. Kruy, Snowday and Calvert, were issued a Stock Purchase Warrant, the exercise of which will allow the warrant holder to purchase one share of common stock, at $0.50 per share, for each dollar loaned to us. Additional Stock Purchase Warrants to purchase 96,373 shares of common stock, at an exercise price of $0.50 per share, were issued to the holders of 10% Notes on June 1, 1999 in relation to interest due on the June 1, 1998 notes. We believe that the borrowing arrangements we made with Messrs. Kruy, Snowday and Calvert, and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert. From June 1, 1999 through August 18, 1999, we raised $210,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes. During this time period Joseph F. Kruy loaned us $100,000, and Messrs. Snowday and Calvert each loaned us $55,000 of the total amount that we borrowed. In exchange for these loans, we issued 10% Subordinated Convertible Promissory Notes, including 10% Subordinated Convertible Promissory Notes to Messrs. Kruy, Snowday and Calvert. We believe that the borrowing arrangements we made with Messrs. Kruy, Snowday and Calvert are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Messrs. Kruy, Snowday and Calvert.
 On March 29, 2002, Joseph F. Kruy, Richard E. Calvert, H. Terry Snowday, Jr. and a person unrelated to the company converted their 10% Subordinated Convertible Promissory Notes and accrued interest into common stock. They were issued 7,540,871 shares of common stock at $0.22 per share. As of November 21, 2002 none of the 10% Notes remained outstanding.

On June 1, 1998, we entered into a Master Lease with CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, our former Executive Vice President, Treasurer and Chief Financial Officer and the son of Joseph F. Kruy. Under the Master Lease we are renting from CyberFin an IBM 2003 S/390 Multiprise Processor and related software and maintenance at the rate of $3,787.64 per month for a period of three years. We believe that lease arrangement we made with CyberFin is on terms at least as favorable to us as we would have expected from an equipment lessor unrelated to us, CyberFin and Dr. Kruy for equipment of comparable quality.

On November 9, 1998, we entered into a Loan and Security Agreement with
B.A. Associates, Inc. (BAA), which is a corporation owned Bruce D. Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. This Loan and Security Agreement, as amended by a First Amendment to Loan and Security Agreement dated March 15, 1999, and further amended through December 27, 2001 (as so amended, the "BAA Loan Agreement"), allows us to borrow up to $1,100,000, which is the maximum that may be outstanding at any one time. Under the BAA Loan Agreement, we granted BAA a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. We pay all amounts that we receive from collections of our accounts receivable to BAA not less frequently than each week until the outstanding loan amount plus interest, which accrues at a 12% annual rate, is fully paid. Under the terms of the BAA Loan Agreement, originally BAA received a warrant for the purchase of 1.3 million shares of common stock, at an exercise price of $0.22 per share. In consideration for increasing the amount of available funds, the Company agreed to issue an additional warrant to BAA for the purchase of 400,000 shares of our common stock, at an exercise price of $1.25. We believe that the borrowing arrangements we made with BAA are on terms at least as favorable to us as we would have expected from lenders unrelated to us and relatives of Mr. Kruy.

In November 1999, we borrowed $125,000 from Joseph F. Kruy and $125,000 from Philip C. Hankins, a member of our board of directors, and $100,000 from each of H. Terry Snowday, Jr. and Richard E. Calvert. We also entered into separate Loan and Security Agreements with each of Messrs. Kruy, Hankins, Calvert and Snowday. At that time, we entered into one other Loan and Security Agreement with a person unrelated to the company (the "Other 1999 Lender") pursuant to which we borrowed an additional $100,000. Our payment obligations under these Loan and Security Agreements (the "1999 Loan Agreements") are evidenced by 12% Notes due in November 2001. Under the 1999 Loan Agreements, we granted each of Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Originally, under the terms of the 1999 Loan Agreements, Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender received a warrant to purchase up two shares of common stock for each dollar loaned to us, at an exercise price of $2.00 per share. When we extended the term of the loans in November 2000, the Company agreed to issue additional warrants to Messrs. Kruy, Hankins, Calvert and Snowday and the Other 1999 Lender to purchase one share of our common stock for each dollar loaned to us at an exercise price of $1.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us.

In March through May 2001, we borrowed $50,000 from Joseph F. Kruy and $300,000 from Richard E. Calvert. We also entered into separate Loan and Security Agreements with Messrs. Kruy and Calvert. Our payment obligations under these Loan and Security Agreements (the "2001 Loan Agreements") are evidenced by 12% Notes due in March through May 2002. Under the 2001 Loan Agreements, we granted each of Messrs. Kruy and Calvert a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Under the terms of the 2001 Loan Agreements, Messrs. Kruy and Calvert received a warrant to purchase up two shares of common stock for each dollar loaned to us, at an exercise price of $0.50 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us.

In July through September 2001, we borrowed $100,000 from Joseph F. Kruy and $100,000 from Richard E. Calvert. We also entered into separate Loan and Security Agreements with Messrs. Kruy and Calvert. Our payment obligations under these Loan and Security Agreements (the "2001 Loan Agreements") are evidenced by 12% Notes due in January 2002. Under the 2001 Loan Agreements, we granted each of Messrs. Kruy and Calvert a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Under the terms of the 2001 Loan Agreements, Messrs. Kruy and Calvert received a warrant to purchase up one share of common stock for each dollar loaned to us, at an exercise price of $0.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us.

In April through July 2002, we borrowed $125,000 from Joseph F. Kruy and $50,000 from Richard E. Calvert. We also entered into separate Loan and Security Agreements with Messrs. Kruy and Calvert. Our payment obligations under these Loan and Security Agreements (the "2002 Loan Agreements") are evidenced by 12% Notes due in April through July 2003. Under the 2002 Loan Agreements, we granted each of Messrs. Kruy and Calvert a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, and proceeds of any of the foregoing. Under the terms of the 2002 Loan Agreements, Messrs. Kruy and Calvert received a warrant to purchase up one share of common stock for each dollar loaned to us, at an exercise price of $0.25 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us.

On June 28, 2002, in transactions exempt under Section 4(2) of the Securities Act, Joseph F. Kruy, Richard E. Calvert, H. Terry Snowday, Jr., and Philip Hankins converted Loan and Security Agreements with an aggregate principal amount of $1,000,000 plus accrued interest into Series A Convertible Preferred stock. They were issued 98,223 shares of Series A Convertible Preferred stock. The Series A Convertible Preferred shares pay a 12% annual dividend. The purchase price per share of the Series A Convertible Preferred stock was $12.50. The Series A Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 98,223 shares of Series A Preferred stock could convert their preferred shares into 982,230 shares of common stock. As of November 21, 2002, the balance outstanding under these Loan Agreements is $275,000 of which $125,000 is owed to Joseph F. Kruy and $50,000 is owed to Richard E. Calvert.

(14) Events (Unaudited) Subsequent to date of Report of Independent Public Accountants

Subsequent to the end of 2001, Cambex Corporation completed the acquisition of Super PC Memory, Inc., pursuant to the terms of the Stock Purchase and Sale Agreement dated as of January 31, 2002 by and among Cambex Corporation, a Massachusetts corporation, Super PC Memory, Inc., a California corporation, Son T. Pham, Simon Le and Richard G. Schaefer.

Effective as of March 12, 2002, Super PC Memory, Inc. is a wholly-owned subsidiary of Cambex Corporation. The sellers, Son T. Pham, Simon Le and Richard G. Schaefer received 560,000 shares of Cambex Corporation common stock and were to receive fifteen percent (15%) of Super PC Memory, Inc.'s gross profit for the period from March 12, 2002 through December 31, 2004, payable in installment payments pursuant to the terms of the Stock Purchase and Sale Agreement.

On July 29, 2002, we amended the agreement with the Sellers for the purchase of 100% of the outstanding common stock of Super PC Memory, Inc. We issued an additional 280,000 shares of Cambex common stock and in return the Sellers agreed that they were no longer entitled to receive 15% of Super PC's gross profit for the period from March 12, 2002 through December 31, 2004 or any other additional consideration for the sale of 100% of the outstanding common stock of Super PC Memory, Inc. The additional 280,000 shares are valued at $145,600 based on the closing price on the date of the acquisition of $0.52 per share of Cambex common stock.

On March 29, 2002, Joseph F. Kruy, Richard E. Calvert, H. Terry Snowday, Jr. and a person unrelated to the company converted their 10% Subordinated Convertible Promissory Notes and accrued interest into common stock. They were issued 7,540,871 shares of common stock at $0.22 per share. As of November 21, 2002 none of the 10% Notes remained outstanding.

In the second quarter of 2002, related party holders of secured notes converted $1,000,000 of principal plus $227,801 of accrued interest into 98,223 shares of Series A Convertible Preferred stock. The Series A Convertible Preferred shares pay a 12% annual dividend. The purchase price per share of the Series A Convertible Preferred stock was $12.50. The Series A Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 98,223 shares of Series A Preferred stock could convert their preferred shares into 982,230 shares of common stock.

In the second quarter of 2002, one of our lenders converted $1,600,000 of principal, $487,067 of premium and penalties, $430,733 of interest, and all attached repricing warrants into 147,240 shares of Series B Convertible Preferred stock. The Series B Convertible Preferred shares pay a 12% annual dividend. The purchase price per share of the Series B Convertible Preferred stock was $17.10. The Series B Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 147,240 shares of Series B Preferred stock could convert their Preferred shares into 1,525,939 shares of common stock. The holders of the Series B Convertible Preferred stock were granted registration rights for the underlying common stock into which the Preferred is convertible.

(15)  Credit Risk

We maintain cash balances at financial institutions located in Massachusetts. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2001, our uninsured cash balances total $102,813.

Our subsidiaries maintain cash balances at several financial institutions located throughout Europe. These cash balances are subject to normal currency exchange fluctuations. At December 31, 2001, our overseas cash balances total $5,330.


(16)  Extraordinary Items

Extraordinary income in 2000 consists of the payment of other liabilities at a discount from face value.

"Cambex", "Centurion", "Centurion Storage Manager", "Dynamic Path
Failover", "FibreQuik" and "STOR" are trademarks and trade names of Cambex Corporation. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

Until ___________ (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our by-laws, as amended, reflect the adoption of the provisions of the Massachusetts General Laws, Chapter 156B, Section 67 which empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Our by-laws, as amended, also provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the Massachusetts General Corporation Law.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of securities being registered:

Registration fees                            $381.94
Federal taxes
Blue Sky fees
State taxes and fees
Transfer agent's and registrar fees
Legal fees
Accounting fees
Miscellaneous fees

Item 26. Recent Sales of Unregistered Securities

Set forth in chronological order is information regarding securities convertible into or exercisable for shares of our common stock issued by Cambex within the past three years:

On November 9, 1998, we entered into a Loan and Security Agreement with
B.A. Associates, Inc. (BAA), which is a corporation owned by Bruce Rozelle, a son-in-law of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. This Loan and Security Agreement, as amended by a First Amendment to Loan and Security Agreement dated March 15, 1999, and further amended through December 27, 2001 (as so amended, the "BAA Loan Agreement"), allows us to borrow up to $1,100,000, which is the maximum that may be outstanding at any one time. Under the terms of the BAA Loan Agreement, originally BAA received a warrant for the purchase of 1.3 million shares of common stock, at an exercise price of $0.22 per share. In consideration for increasing the amount of available funds, the Company agreed to issue an additional warrant to BAA for the purchase of 400,000 shares of our common stock, at an exercise price of $1.25.

From June 1, 1999 through August 18, 1999, we borrowed $210,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes in a transaction exempt under Section 4(2) of the Securities Act. During this time period Joseph F. Kruy loaned us $100,000, and Richard E. Calvert and H. Terry Snowday, Jr. each loaned us $55,000 of the total amount that we borrowed. In addition to the notes, each of the holders received a stock purchase warrant entitling the holder to purchase one share of common stock for each dollar loaned to us. The exercise price of these warrants to purchase 210,000 shares of common stock is $0.50.

In November 1999, we borrowed $125,000 from Joseph F. Kruy and $125,000 from Philip C. Hankins, a member of our board of directors, and $100,000 from each of H. Terry Snowday, Jr. and Richard E. Calvert. We also entered into separate Loan and Security Agreements with each of Messrs. Kruy, Hankins, Calvert and Snowday. At that time, we entered into one other Loan and Security Agreement with a person unrelated to the company (the "Other 1999 Lender") pursuant to which we borrowed an additional $100,000. Under these Loan and Security Agreements, the individuals, who are all accredited investors, received in a transaction exempt under Section 4(2) of the Securities Act warrants to purchase up to two shares of common stock for each dollar loaned to us. The exercise price of these warrants to purchase 1,100,000 shares of common stock is $2.00 per share. In November 2000, we amended the Loan and Security Agreements to expand the date the loans are due. The individuals, in a transaction exempt under Section 4(2) of the Securities Act, received warrants to purchase 616,000 shares of common stock at an exercise price of $1.25 per share.

In March through May 2001 we borrowed $50,000 from Joseph F. Kruy and $300,000 from Richard E. Calvert and entered into Loan and Security Agreements with Messrs. Kruy and Calvert, under which they received in a transaction exempt under Section 4(2) of the Securities Act warrants to purchase up to two shares of common stock for each dollar loaned to us. The exercise price of these warrants to purchase 700,000 shares of common stock is $0.50 per share. In July through September 2001 we borrowed $100,000 from Joseph F. Kruy and $100,000 from Richard E. Calvert and entered into Loan and Security Agreements with Messrs. Kruy and Calvert, under which they received in a transaction exempt under Section 4(2) of the Securities Act warrants to purchase up to one share of common stock for each dollar loaned to us. The exercise price of these warrants to purchase 200,000 shares of common stock is $0.25 per share.

On March 12, 2002, Cambex Corporation completed the acquisition of Super PC Memory, Inc., pursuant to the terms of the Stock Purchase and Sale Agreement dated as of January 31, 2002 and amended as of July 29, 2002 by and among Cambex Corporation, a Massachusetts corporation, Super PC Memory, Inc., a California corporation, Son T. Pham, Simon Le and Richard G. Schaefer. Effective as of March 12, 2002, Super PC Memory, Inc. is a wholly-owned subsidiary of Cambex Corporation. The sellers, Son T. Pham, Simon Le and Richard G. Schaefer received 840,000 shares of Cambex Corporation common stock.

On March 29, 2002, Joseph F. Kruy, Richard E. Calvert, H. Terry Snowday, Jr. and a person unrelated to the company converted their 10% Subordinated Convertible Promissory Notes and accrued interest into common stock. They were issued 7,540,871 shares of common stock at $0.22 per share. As of November 21, 2002 none of the 10% Notes remained outstanding.

In April through July 2002 we borrowed $125,000 from Joseph F. Kruy and $50,000 from Richard E. Calvert and entered into Loan and Security Agreements with Messrs. Kruy and Calvert, under which they received in a transaction exempt under Section 4(2) of the Securities Act warrants to purchase up to one share of common stock for each dollar loaned to us. The exercise price of these warrants to purchase 175,000 shares of common stock is $0.25 per share.

On June 28, 2002, in transactions exempt under Section 4(2) of the Securities Act, Joseph F. Kruy, Richard E. Calvert, H. Terry Snowday, Jr., and Philip Hankins converted Loan and Security Agreements with an aggregate principal amount of $1,000,000 plus accrued interest into Series A Convertible Preferred stock. They were issued 98,223 shares of Series A Convertible Preferred stock. The Series A Convertible Preferred shares pay a 12% annual dividend. The purchase price per share of the Series A Convertible Preferred stock was $12.50. The Series A Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 98,223 shares of Series A Preferred stock could convert their preferred shares into 982,230 shares of common stock. As of November 21, 2002, the balance outstanding under these Loan Agreements is $275,000 of which $125,000 is owed to Joseph F. Kruy and $50,000 is owed to Richard E. Calvert.

On June 28, 2002, in transactions exempt under Section 4(2) of the Securities Act, SovCap Equity Partners, Ltd. converted Series 1 Bridge Financing Note ($1,600,000 of unpaid principal plus interest, premiums and penalties) into 147,240 shares of Series B Convertible Preferred stock. The Series B Preferred stock is convertible into shares of common stock, at any time at the holder's option. The holders of the 147,240 shares of Series B Preferred stock could convert their Preferred shares into 1,525,939 shares of common stock.

SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd., Correllus
International Ltd., Son T. Pham, Simon Le, Richard G. Schaefer, B.A. Associates, Inc., Joseph F. Kruy, Philip C. Hankins, Richard E. Calvert and
H. Terry Snowday, Jr. are all accredited investors and have provided us written representations to that effect.




Item 27. Exhibits

**3.1	Restated Articles of Organization of Cambex Corporation (included as
Exhibit 3.1 to the Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**3.2	Restated By-laws of Cambex Corporation (included as Exhibit 3.2 to the
Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**3.3 Series A Preferred Stock Certificate of Designations (included as
Exhibit 10.37 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**3.4 Series B Preferred Stock Certificate of Designations (included as
Exhibit 10.39 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**4.1	Specimen Stock Certificate (included as Exhibit 4.1 to the Company's
Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**4.2 Registration Rights Agreement among the Company and the Purchasers identified therein (the "Sovereign Purchasers") dated as of January 18, 2000 (included as Exhibit 4.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

4.3 Registration Rights Agreement between the Company and SovCap Equity Partners, Ltd. dated as of June 28, 2002

*5.1 Opinion of Counsel.

**10.1 Employment Agreement between Joseph F. Kruy and the Company, dated as of November 18, 1994 (included as Exhibit 10.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended
April 1, 2000, and incorporated herein by reference).

**10.2 Incentive Bonus Plan (included as Exhibit 10.2 to the Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).

**10.3 1987 Combination Stock Option Plan (included as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1987, and incorporated herein by reference).

**10.4 2000 Equity Incentive Plan (included as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and incorporated herein by reference).

**10.5 Series 1 Bridge Note Purchase Agreement among the Company and the Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
10.7 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.6 Escrow Agreement among the Company, the Sovereign Purchasers and Suntrust Bank, Atlanta dated as of January 6, 2000 (included as Exhibit
10.8 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.7 Placement Agent Agreement between the Company and Sovereign Capital Advisors, LLC ("Sovereign Advisors") dated as of January 18, 2000 (included as Exhibit 10.9 to the Company's Amendment to Quarterly
Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.8 Guaranty Agreement among Joseph F. Kruy, the Company and the
Sovereign Purchasers dated as of January 18, 2000. (included as Exhibit 10.10 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.9 Guaranty Agreement among CyberFin Corporation, the Company and the Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
10.11 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.10 Stock Pledge Agreement by Joseph F. Kruy in favor of the
Sovereign Purchasers dated as of January 18, 2000  (included as Exhibit
10.12 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.11 Stock Pledge Agreement by CyberFin Corporation in favor of the Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
10.13 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.12 Series 1 Bridge Financing Note in favor of SovCap Equity
Partners, Ltd. dated as of January 18, 2000 (included as Exhibit 10.14 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.13 Series 1 Bridge Financing Note in favor of Correllus
International, Ltd. dated as of January 18, 2000 (included as Exhibit
10.16 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.14 Common Stock Purchase Warrant in favor of SovCap Equity Partners, Ltd. dated as of January 18, 2000 (included as Exhibit 10.18 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.15 Common Stock Purchase Warrant in favor of Correllus
International, Ltd. dated as of January 18, 2000 (included as Exhibit
10.19 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.16 Sovereign Warrant Agreement between the Company and Sovereign Advisors dated as of January 18, 2000 (included as Exhibit 10.20 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.17 Warrant Certificate registered in the name of Sovereign Advisors dated January 18, 2000 (included as Exhibit 10.21 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.18 Series 1 Bridge Financing Note in favor of Arab Commerce Bank Ltd. dated as of February 9, 2000 (included as Exhibit 10.22 to the

Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.19 Common Stock Purchase Warrant in favor of Arab Commerce Bank Ltd. dated as of February 9, 2000 (included as Exhibit 10.24 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.20 Series 1 Bridge Financing Note in favor of SovCap Equity
Partners, Ltd. dated as of February 9, 2000 (included as Exhibit 10.25 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.21 Common Stock Purchase Warrant in favor of SovCap Equity Partners, Ltd. dated as of February 9, 2000 (included as Exhibit 10.27 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.22 Loan and Security Agreement, as amended, by and between the Company and B.A. Associates, Inc. (included as Exhibit 10.27 to the Company's Registration Statement on Form SB-2 filed with the Commission on November 29, 2000, Reg. No. 333-50936, and incorporated herein by reference.)

**10.23 Fifth Amendment to Loan and Security Agreement, as amended, by and between the Company and B.A. Associates, Inc., dated as of December 27, 2000 (included as Exhibit 10.28 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 and incorporated herein by reference.)

**10.24 Form of Warrant Certificate between the Company and B.A. Associates, Inc. (included as Exhibit 10.29 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 and incorporated herein by reference.)

**10.25 Sixth Amendment to Loan and Security Agreement, as amended, by and between the Company and B.A. Associates, Inc., dated as of December 27, 2001(included as Exhibit 10.30 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated herein by reference).

**10.26 Stock Purchase and Sale Agreement dated as of January 31, 2002 by and among Cambex Corporation, Super PC Memory, Inc., Son T. Pham,
Simon Le and Richard G. Schaefer (included as Exhibit 2.1 to the Company's Current Report on Form 8-K dated March 27, 2002, and incorporated herein by reference).

**10.27 Amendment to the Stock Purchase and Sale Agreement dated as of July 29, 2002 by and among Cambex Corporation, Super PC Memory, Inc., Son T. Pham, Simon Le and Richard G. Schaefer (included as Exhibit 10.32 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**10.28 Securities Exchange Agreement dated as of June 28, 2002 by and between the Company and Richard Calvert (included as Exhibit 10.33 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**10.29 Securities Exchange Agreement dated as of June 28, 2002 by and between the Company and H. Terry Snowday (included as Exhibit 10.34 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**10.30 Securities Exchange Agreement dated as of June 28, 2002 by and between the Company and The Hankins Family Trust (included as Exhibit 10.35 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**10.31 Securities Exchange Agreement dated as of June 28, 2002 by and between the Company and Joseph Kruy (included as Exhibit 10.36 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**10.32 Securities Exchange Agreement dated as of June 28, 2002 by and between the Company and SovCap Equity Partners, Ltd (included as Exhibit
10.38 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and incorporated herein by reference).

**21.1 List of subsidiaries of the Company (included as Exhibit 21.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated herein by reference).

23.1	Consent of Sullivan Bille, P.C.

**99.1 Audit Committee Charter (included as Exhibit 99.1 to the
Company's Registration Statement on Form SB-2, declared effective with the Commission on November 7, 2000, Reg. No. 333-43294, and incorporated herein by reference).
____________
*  To be filed by amendment.
** Previously filed with the Commission.


Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

(3) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declared it effective.

(4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                    SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on November 25, 2002.

                                      CAMBEX CORPORATION


                                       By:/s/ Joseph F. Kruy
                                          Joseph F. Kruy,
                                          Chief Executive Officer,
                                          President and
                                          Chairman of the Board


                             POWER OF ATTORNEY

We the undersigned officers and directors of Cambex Corporation hereby severally constitute and appoint Joseph F. Kruy our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in him for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that the said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature               Title                         Date


/s/ Joseph F. Kruy     Chairman, Chief Executive      November 25, 2002
Joseph F. Kruy         Officer and President
                       (principal executive officer)


/s/ Philip C. Hankins  Director                       November 25, 2002
Philip C. Hankins


/s/ C.V. Ramamoorthy   Director                       November 25, 2002
C.V. Ramamoorthy


/s/ Robert J. Spain    Director                       November 25, 2002
Robert J. Spain

Exhibit Index

Exhibit
Number   Description of Exhibit

4.3 Registration Rights Agreement between the Company and SovCap Equity Partners, Ltd. dated as of June 28, 2002

23.1 Consent of Sullivan Bille, P.C.